Execution Version
Exhibit 10.14

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF JV ALTA MESA LLC
Dated effective as of February 26, 2024
THE SALE OF INTERESTS IN THE COMPANY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS IN RELIANCE ON EXEMPTIONS FROM REGISTRATION. INTERESTS MAY NOT BE OFFERED OR SOLD ABSENT AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, UNLESS EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION REQUIREMENTS ARE AVAILABLE. THE COMPANY HAS THE RIGHT TO REQUIRE ANY POTENTIAL TRANSFEROR OF AN INTEREST TO DELIVER AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY BEFORE ANY TRANSFER TO THE EFFECT THAT EXEMPTIONS FROM APPLICABLE REGISTRATION AND QUALIFICATION REQUIREMENTS ARE AVAILABLE FOR THE TRANSFER. IN ADDITION, THIS AGREEMENT CONTAINS ADDITIONAL SUBSTANTIAL RESTRICTIONS ON THE TRANSFER OF INTERESTS.

TABLE OF CONTENTS
Page
Page
1.1    Definitions    1
1.2    Interpretation    1
1.3    Coordination With Exhibits    2
ARTICLE II THE LIMITED LIABILITY COMPANY    2
2.1    General    2
2.2    Name    2
2.3    Purposes    2
2.4    Limitation    3
2.5    The Members    3
2.6    Issuance of Additional Interests    3
2.7    Term    3
2.8    Registered Agent; Offices    4
2.9    Corporate Transparency Act Information    4
ARTICLE III INTERESTS; CAPITAL CONTRIBUTIONS    4
3.1    Interests    4
3.2    Initial Contributions    5
3.3    Joint Funding    5
3.4    Cash Calls    5
3.5    Remedies for Failure to Meet Cash Calls    6
3.6    Return of Contributions    7
ARTICLE IV MEMBERS    7
4.1    Limited Liability    7
4.2    Company Indemnification of Members    7
4.3    Member Indemnification    8
4.4    Member Reimbursement Obligations    9
4.5    Coordination    9
4.6    Exclusive Rights of Members    10
4.7    Meetings; Written Consent    10
4.8    No Member Fees    10
4.9    No State-Law Partnership    10
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4.10    No Implied Covenants; No Fiduciary Duties    10
4.11    Other Business Opportunities    10
ARTICLE V COMPANY MANAGEMENT    11
5.1    Management Authority    11
5.2    Management Committee    11
5.3    Manager; Duties    14
5.4    Standards of Care    17
5.5    Exculpation    17
5.6    Indemnification of Manager and Representatives    17
5.7    Resignation; Removal; Replacement    18
5.8    Payments to Manager    19
5.9    Affiliate Transactions    19
ARTICLE VI PROGRAMS AND BUDGETS; ACCOUNTING AND REPORTING    19
6.1    Initial Program and Budget    19
6.2    Operations Under Programs and Budgets    20
6.3    Presentation of Proposed Programs and Budgets    20
6.4    Approval of Proposed Programs and Budgets    20
6.5    Amendments    21
6.6    Election to Participate    21
6.7    Recalculation and Restoration for Actual Contributions    23
6.8    Deadlock on Proposed Programs and Budgets    24
6.9    Budget Overruns; Program Changes    24
6.10    Emergency or Unexpected Expenditures    24
6.11    Monthly Reports    24
6.12    Inspection Rights    25
6.13    Audits and Audit Rights    25
ARTICLE VII DISTRIBUTIONS; DISPOSITION OF PRODUCTION    27
7.1    Distributions    27
7.2    Liquidating Distributions    27
7.3    Sale and Delivery of Products    28
ARTICLE VIII TRANSFERS AND ENCUMBRANCES OF INTERESTS    30
8.1    Restrictions on Transfer    30
8.2    Permitted Transfers and Permitted Interest Encumbrances    30
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8.3    Additional Limitations on Transfers and Encumbrances    31
8.4    Right of First Refusal    32
8.5    Substitution of a Member    33
8.6    Conditions to Substitution    34
8.7    Admission as a Member    34
8.8    Change in Control    34
8.9    Economic Interest Holders    35
ARTICLE IX RESIGNATION, DISSOLUTION AND LIQUIDATION    36
9.1    Resignation    36
9.2    Non-Compete Covenant    37
9.3    Dissolution    38
9.4    Liquidation    38
9.5    Termination    39
ARTICLE X AREA OF INTEREST    39
10.1    Acquisitions Within Area of Interest    39
ARTICLE XI LICENSE    41
11.1    License    41
11.2    Patent Matters    41
11.3    Compliance with Laws    41
11.4    License Term and License Termination    41
ARTICLE XII MISCELLANEOUS    42
12.1    Confidentiality    42
12.2    Public Announcements    43
12.3    Notices    43
12.4    Headings    43
12.5    Waiver    43
12.6    Amendment    44
12.7    Severability    44
12.8    Force Majeure    44
12.9    Rules of Construction    44
12.10    Governing Law    44
12.11    Dispute Resolution    45
12.12    Further Assurances    46
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12.13    Survival    46
12.14    No Third Party Beneficiaries    47
12.15    Entire Agreement    47
12.16    Parties in Interest    48
12.17    Counterparts    48
12.18    Rule Against Perpetuities    48
12.19    Expert Determination    48

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APPENDIX AND EXHIBITS
Appendix A Defined Terms

Exhibit A Property Description and Area of Interest
Exhibit B Accounting Procedure
Exhibit C Tax Matters
Exhibit D Insurance
Exhibit E Initial Program and Budget
Exhibit F Variable Costs

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AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
JV ALTA MESA LLC
This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of JV Alta Mesa LLC, a Delaware limited liability company, is effective as of February 26, 2024 (the “Effective Date”), between enCore Energy US Corp., a Nevada corporation (“enCore US”), and Boss Energy (US) LLC, a Delaware limited liability company (“Boss”), as the Members as of the Effective Date. This Agreement amends and restates the limited liability company agreement of JV Alta Mesa LLC, dated February 13, 2024 (the “Original Agreement”).
Recitals
A.Pursuant to that Master Transaction Agreement dated December 5, 2023 (the “Master Transaction Agreement”), among enCore Energy Corp. (“enCore,” parent company of enCore US), enCore US, and Boss Energy Limited (“Boss Energy,” parent company of Boss), enCore US has formed the Company, and transferred all of the membership interests in the Owned Companies to the Company. The Owned Companies own all of the Alta Mesa Assets and the Owned Companies operate the Alta Mesa Project.
B.The Company, through its ownership interest in the Owned Companies, indirectly owns certain properties in Brooks and Jim Hogg Counties, Texas as described in Exhibit A, and certain related assets.
C.enCore US and Boss have caused the formation of the Company to own the Alta Mesa Project, and to conduct the Operations contemplated by this Agreement.
In consideration of the covenants and agreements in this Agreement, the parties to or bound by this Agreement agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
1.1Definitions. In addition to the capitalized terms defined in other provisions of this Agreement, as used in this Agreement, capitalized terms have the meanings given in Appendix A.
1.2Interpretation. In interpreting this Agreement, except as otherwise indicated in this Agreement or as the context may otherwise require, (a) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by those words or words of similar import, (b) the words “hereof,” “herein,” “hereunder,” and comparable terms refer to the entirety of this Agreement, including the Appendix or Exhibits, and not to any particular Article, Section, or other subdivision of this Agreement or Appendix or Exhibit to this Agreement, (c) any pronoun shall include the corresponding masculine, feminine, and neuter forms, (d) the singular includes the plural and vice versa, (e) references to any agreement (including this Agreement) or other document are to the agreement or document as amended, modified, supplemented, and restated now or from time to time in the future, (f) references to any Law are to it as amended, modified, supplemented, and restated now or from time to time in the future, and to any corresponding provisions of successor Laws, (g) except as otherwise expressly provided in this Agreement, references to an “Article,” “Section,” “preamble,” “recital,” or another subdivision, or to the “Appendix” or an “Exhibit,”
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are to an Article, Section, preamble, recital or subdivision of this Agreement, or to the “Appendix” or an “Exhibit” to this Agreement, (h) references to any Person include the Person’s respective successors and permitted assigns, (i) references to “dollars” or “$” shall mean the lawful currency of the United States of America, (j) references to a “day” or number of “days” (without the explicit qualification of “Business”) refer to a calendar day or number of calendar days, (k) if interest is to be computed under this Agreement, it shall be computed on the basis of a 360-day year of twelve 30-day months, (l) if any action or notice is to be taken or given on or by a particular calendar day, and the calendar day is not a Business Day, then the action or notice may be taken or given on the next succeeding Business Day, (m) any financial or accounting terms that are not otherwise defined herein shall have the meanings given under IFRS.
1.3Coordination With Exhibits. Notwithstanding Section 1.2(g), except as otherwise expressly provided in an Exhibit, references in the Exhibit to an “Article,” or “Section” or another subdivision, are to an “Article,” “Section” or subdivision of the Exhibit. Except as otherwise provided in an Exhibit, capitalized terms used in the Exhibit that are not defined in the Exhibit shall have the meanings given to them in this Agreement. If any provision of an Exhibit, other than Exhibit C, conflicts with any provision in the body of this Agreement, the provision in the body of this Agreement shall control. If any provision of Exhibit C conflicts with any provision in the body of this Agreement, the provision in Exhibit C shall control.
ARTICLE II
THE LIMITED LIABILITY COMPANY
2.1General. The Company has been duly formed under the Act by the filing of its certificate of formation in the Office of the Delaware Secretary of State on February 13, 2024, by W. Paul Goranson, an authorized person. The Members hereby ratify any and all acts taken by enCore US or any authorized person with respect to the formation and organization of the Company prior to the Effective Date. The Members agree that their rights relating to the Company, the Alta Mesa Project, the Owned Companies, the Alta Mesa Assets, and Operations shall be subject to and governed by this Agreement. To the fullest extent permitted by the Act, this Agreement shall control as to any conflict between this Agreement and the Act or as to any matter provided for in this Agreement that also is provided for in the Act.
2.2Name. The name of the Company shall be “JV Alta Mesa LLC” The Manager shall accomplish any filings or registration required by jurisdictions in which the Company conducts its Business.
2.3Purposes. The Company is formed for the following purposes:
(a)to explore for, develop, mine, process and produce saleable uranium and related products from the Alta Mesa Project, although each Member shall separately market and sell its share of production;
(b)to sell and deliver Products from the Alta Mesa Project to each Member at such Member’s designated account at either the: (i) ConverDyn conversion facility in Metropolis, Illinois (the “ConverDyn Facility”) or (ii) the Cameco conversion facility in Ontario, Canada (the “Cameco Facility”);
(c)to acquire additional real property and other interests within the Area of Interest;
(d)to maintain and comply with the existing and future contractual commitments of the Alta Mesa Project, including the Alta Mesa Contracts;
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(e)to make the required capital expenditures for the planned redevelopment / exploration of the Alta Mesa Project while at the same time continuing ongoing development and mining operations;
(f)to jointly collaborate on the operation, maintenance and improvement of prompt the PFN Technology, and technical exchange of best practice in-situ recovery technology, as well as to use such technology on a royalty-free basis, at the Alta Mesa Project;
(g)to perform any other activities necessary, appropriate or incidental to any of the foregoing or to satisfy or comply with Environmental Laws and any other applicable Laws;
(h)engage in any other matter which the Members unanimously decide is within the purposes of the LLC in accordance with this Agreement; and
(i)to do all things which in the opinion of the Management Committee are reasonably necessary to the above purposes.
2.4Limitation. Unless the Members otherwise agree in writing, the Business of the Company shall be limited to the purposes described in Section 2.3, and nothing in this Agreement shall be construed to enlarge those purposes.
2.5The Members. The Manager shall maintain a register containing the name, business address, Interest and Representatives of each Member, updated to reflect the admission of additional or substituted Members, changes of address, changes in Interests and other changes in accordance with this Agreement, and shall provide the updated register to any Member promptly after the written request of the Member.
2.6Issuance of Additional Interests. Additional Interests may be issued for such Capital Contributions and with such rights, privileges and preferences as shall be unanimously approved by the Management Committee. If the issuance of additional Interests has been properly approved under this Section 2.6, any such Person (if not already a Member) to whom such additional Interests have been issued shall be admitted to the Company as Members subject to complying with Section 8.7.
2.7Term. The Company has perpetual existence; provided, that the Company shall be dissolved upon the occurrence of an event described in Section 9.3.
2.8Registered Agent; Offices. The initial registered office and registered agent of the Company are in the Company’s certificate of formation. The Manager may from time to time designate a successor registered office and registered agent and may amend the certificate of formation of the Company to reflect the change without the approval of the Members or the Management Committee. The location of the principal place of business of the Company shall be the Manager’s principal place of business or other location selected by the Manager.
2.9Corporate Transparency Act Information. Upon request by the Company after its reasonable determination that the Company is a “reporting company” under the CTA and that no exemption to reporting thereunder is available to the Company, each Member shall promptly furnish to the Company any information regarding such Member (and such Member’s beneficial owners) that the Company deems necessary or advisable for the Company to comply with the Corporate Transparency Act, as amended, and the rules and regulations promulgated thereunder (the “CTA”). Such information includes, without limitation, personal information regarding all individuals who are deemed to be beneficial owners of the Company under the CTA because they directly or indirectly, through any contract, arrangement, understanding, relationship or
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otherwise, either exercise substantial control over the Company or own or control at least 25% of the Interests of the Company, as determined in accordance with the CTA. Such individuals must provide their full legal name, date of birth, current residential street address, and unique identifying number from and a copy of a U.S. driver’s license or a U.S. or foreign passport that includes a photograph of the individual or, at the election of any such individual, such individual’s FinCEN Identifier (as defined under the CTA). Such information may also include any information documents that are necessary in order for the Company to determine whether such indirect owners or controllers have substantial control over the Company. The Member must also promptly notify the Company of any change or inaccuracy in any of the information most recently provided to the Company by the Member pursuant to these provisions, including any change that could reasonably be expected to affect who may be considered a beneficial owner of the Company for purposes of the CTA. Each Member hereby agrees to indemnify and hold harmless the Company from and against any losses, claims, damages, judgments, penalties, fines, costs or liabilities of any kind arising from or relating to (x) any failure of such Member to comply with the obligations of this Section or (y) any false or incomplete information or documents provided by such Member to the Company pursuant to this Section. The foregoing indemnity provisions shall survive the termination, dissolution, liquidation and winding up of the Company or the transfer of the Member’s Interest in the Company. Each Member acknowledges and consents to the disclosure by the Company to the Financial Crimes Enforcement Network of the U.S. Department of the Treasury of the information provided by such Member to the Company pursuant to this Section notwithstanding any confidentiality provisions in this Agreement to the contrary.
ARTICLE III
INTERESTS; CAPITAL CONTRIBUTIONS
3.1Interests.
(a)Initial Interests. The initial Interest of enCore US is 70%. The initial Interest of Boss is 30%.
(b)Adjustments to Interests. The Interests of the Members shall be adjusted (i) upon the resignation or deemed resignation of a Member under Sections 3.3 or 9.1 or upon the redemption of a Member’s Interest, to reflect the cancellation of the Member’s Interest, (ii) upon an election by a Non-Contributing Member to contribute less to an adopted Program and Budget than the percentage reflected by the Non-Contributing Member’s Interest, or an election by a Contributing Member to make an Excess Contribution of an Underfunded Amount, in each case as provided in Section 6.6, (iii) upon the recalculation or restoration of Interests after the completion of a Program and Budget under Section 6.7, (iv) upon the default by a Member in making its required Capital Contributions to an adopted Program and Budget, followed by a proper election by the Non-Defaulting Member under Section 3.5(c), (v) upon the Transfer by a Member of all or less than all of its Interest under Article X, and (vi) upon the issuance of additional Interests in the Company under Section 2.6.
3.2Initial Contributions.
(a)enCore US Initial Contribution. As its initial Capital Contribution, enCore US has contributed to the Company as of the Effective Date all of its right, title and interest in and to the Alta Mesa Assets, by way of its transfer to the Company of all of the membership interests in the Owned Companies and, after such contribution, sale of a 30% Interest to Boss. The Members agree that the fair market value of the initial Capital Contribution of enCore US is Two Hundred Million Dollars ($200,000,000) at the time of contribution, and after the sale of the 30% Interest to Boss, and enCore US’s initial Capital Account as of the Effective Date equals One Hundred Forty Million Dollars ($140,000,000).
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(b)Boss’ Initial Contribution. By way of Boss’ purchase of a 30% Interest in the Company, the Members agree that the fair market value of the initial Capital Account of Boss as of the Effective Date equals Sixty Million Dollars ($60,000,000).
3.3Joint Funding. The Members shall, subject to an election under Section 6.6, be obligated to make additional Capital Contributions to adopted Programs and Budgets in accordance with Section 3.4 pro rata in proportion to their respective Interests (“Joint Funding”).
3.4Cash Calls. On the basis of the adopted Program and Budget then in effect, the Manager shall submit to each Member at least 10 days before the last day of each month a billing for estimated cash requirements for the next month (a “Cash Call”). Within 10 days after receipt of such a Cash Call, each Member shall pay to the Company as an additional Capital Contribution under Section 3.3 its proportionate share of the estimated amount based on its Interest. Time is of the essence in the payment of such Cash Calls. Subject to receipt of such Capital Contributions or other funds under this Agreement, the Manager (a) shall maintain a minimum cash reserve of the amount the Manager estimates will be required to pay Company costs and expenses that are or will become payable within 60 days after the date of determination, and (b) shall have the right to maintain an additional cash reserve of up to the amount the Manager estimates will be required to pay Company costs and expenses that are or will become payable within an additional 90 days after the date of determination. All funds in excess of the immediate cash requirements of the Company shall be invested in one or more interest-bearing accounts reasonably selected by the Manager (for the benefit of the Members).
3.5Remedies for Failure to Meet Cash Calls
(a)If a Member (the “Delinquent Member”) has not contributed all or any portion of any additional Capital Contribution that such Member is or was required to contribute under Sections 3.3 and 3.4 (the “Default Amount”), then the other Member (the “Non-Defaulting Member”) may elect to exercise its rights under either Section 3.5(b) or 3.5(c) by written notice to the Delinquent Member within 10 Business Days after the occurrence of the default. In the case of an election under Section 3.5(b) or 3.5(c), the Non-Defaulting Member shall pay the entire Default Amount to the Company on behalf of the Delinquent Member within such 10 Business Day period.
(b)If the Non-Defaulting Member makes an election under this Section 3.5(b), the payment by the Non-Defaulting Member of the Default Amount shall be treated as a loan (a “Default Loan”) from the Non-Defaulting Member to the Delinquent Member, and a Capital Contribution of that amount to the Company by the Delinquent Member, with the following results:
(i)the amount of the Default Loan shall bear interest at the Default Rate from the date that the Non-Defaulting Member makes the Default Loan until the date that the Default Loan, together with all accrued and unpaid interest, is repaid by the Delinquent Member to the Non-Defaulting Member or from distributions as provided in Section 3.5(b)(ii) (with all payments or distributions being applied first to accrued and unpaid interest and then to principal);
(ii)all distributions under Section 7.1(b) (but not sales of Products under Section 7.3) that otherwise would be made to the Delinquent Member after the date of the default (whether before or after the dissolution of the Company) instead shall be made to the Non-Defaulting Member until the Default Loan and all accrued and unpaid interest have been paid in full to the Non-Defaulting Member;
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(iii)the principal balance of the Default Loan and all accrued and unpaid interest shall be due and payable in whole within 10 Business Days after written demand to the Delinquent Member by the Non-Defaulting Member; and
(iv)after any default in the payment of the principal of or interest on the Default Loan, the Non-Defaulting Member may (A) again make an election by notice to the Delinquent Member to convert the unpaid balance of the Default Loan and all accrued and unpaid interest to a Capital Contribution by the Non-Defaulting Member, in which case the provisions of Section 3.5(c) shall apply, with the unpaid balance and all interest accrued thereon treated as the Default Amount for purposes of the calculations under Section 3.5(c), or (B) exercise any other rights and remedies granted to the Non-Defaulting Member or the Company under this Agreement or available at law or in equity as the Non-Defaulting Member may deem appropriate in its sole discretion to obtain payment by the Delinquent Member of the Default Loan, all at the cost and expense of the Delinquent Member.
(c)If the Non-Defaulting Member makes an election under this Section 3.5(c) or under Section 3.5(b)(iv)(A), the payment by the Non-Defaulting Member of the Default Amount shall be treated as a Capital Contribution by the Non-Defaulting Member to the Company on behalf of the Delinquent Member. In such case the Interest of the Delinquent Member shall be reduced by an amount (expressed as a percentage) equal to: (i) the Dilution Multiple; multiplied by the Default Amount; divided by (ii) the aggregate Contributed Capital of all Members (determined after taking into account the contribution of the Default Amount). The Interest of the Non-Defaulting Member shall be increased by the reduction in the Interest of the Delinquent Member. The foregoing adjustments shall be effective as of the date of the default (or in the case of remedies under Section 3.5(b)(iv)(A), the date of the default in repaying the Default Loan).
(d)THE MEMBERS AGREE THAT THE REMEDIES DESCRIBED IN THIS SECTION 3.5 ARE A FAIR AND ADEQUATE MEASURE OF THE DAMAGES THAT WILL BE SUFFERED BY THE NON-DEFAULTING MEMBER AS A RESULT OF A BREACH BY A MEMBER OF ITS OBLIGATION TO MAKE CAPITAL CONTRIBUTIONS FOR CASH CALLS UNDER SECTIONS 3.3 AND 3.4 AND NOT A PENALTY.
3.6Return of Contributions. Except as expressly provided in this Agreement, no Member shall be entitled to the return of any part of its Capital Contributions or to be paid interest on either its Capital Account or its Capital Contributions. No Capital Contribution that has not been returned shall constitute a liability of the Company, the Manager or any Member. A Member is not required to contribute or to lend cash or property to the Company to enable the Company to return any Member’s Capital Contributions. The provisions of this Section 3.6 shall not limit a Member’s rights or obligations under Section 7.2.
ARTICLE IV
MEMBERS
4.1Limited Liability. The liability of each Member shall be limited as provided by the Act. No Member or the Manager, or any combination, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether such debt, obligation or liability arises in contract, tort or otherwise, solely by reason of being a Member or the Manager or any combination.
4.2Company Indemnification of Members. Except as provided in Section 4.5, the Company shall indemnify, defend and hold harmless each Member and its Affiliates, and their respective directors, officers, managers, partners, employees, agents and attorneys from and
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against any and all Adverse Consequences incurred or suffered by them that arise out of or relate to (a) the Company or Operations, including Environmental Liabilities and Continuing Obligations, (b) any Alta Mesa Assets distributed to such Member as an objecting Member under Section 10.2, but only to the extent arising out of or relating to Operations, including Environmental Liabilities and Continuing Obligations, conducted before the date of such distribution, and (c) any reimbursements by the Member under Section 4.4. In all cases of this Section 4.2, and without limiting Sections 4.3, indemnification shall be provided only out of and to the extent of the net assets of the Company, and no Member shall have any personal liability whatsoever for indemnification under this Section 4.2. Notwithstanding the previous provisions of this Section 4.2, the Company’s indemnification obligations under this Section 4.2 as to third party claims shall be only with respect to Adverse Consequences not otherwise compensated by insurance carried for the benefit of the Company or carried by the Company for the benefit of the Members.
4.3Member Indemnification.
(a)Indemnification Obligations. Except as provided in Section 4.5, each Member (the “Indemnifying Member”) shall indemnify, defend and hold harmless each other Member and its Affiliates, and their respective directors, officers, managers, partners, employees, agents and attorneys (collectively, the “Indemnified Member Parties”) and the Company from and against any and all Adverse Consequences that arise out of or result from the Misconduct of the Indemnifying Member (including, if applicable, in its capacity as the Manager).
(b)Notice. If any claim or demand is asserted against an Indemnified Member Party or the Company with respect to which the Indemnified Member Party or the Company may be entitled to indemnification under this Agreement, then the Indemnified Member Party shall cause notice of the claim or demand (together with a reasonable description), to be given to the Indemnifying Member promptly after the Indemnified Member Party has knowledge or notice of the claim or demand. Failure to promptly provide the notice shall not relieve the Indemnifying Member of its indemnification obligations, except to the extent the Indemnifying Member is materially prejudiced by the failure.
(c)Assumption of Defense by Indemnifying Member. The Indemnifying Member shall have the right, but not the obligation, by written notice to the Indemnified Member Party with a copy to the Company delivered within 30 days after the receipt of a notice under Section 4.3(b), to assume the entire control of the defense, compromise and settlement of the claim or demand that is the subject of the notice, including the use of counsel chosen by the Indemnifying Member, all at the sole cost and expense of the Indemnifying Member. Notwithstanding the foregoing, the Indemnified Member Party may participate in the defense at the sole cost and expense of the Indemnified Member Party. The assumption of the defense of the claim or demand by the Indemnifying Member shall constitute a waiver by the Indemnifying Member of its right to contest or dispute its indemnification obligation for the claim or demand. Any Adverse Consequences to the assets or business of the Indemnified Member Party or the Company caused by the failure of the Indemnifying Member to defend, compromise or settle a claim or demand in a diligent manner after having given notice that it will assume control of the defense, compromise and settlement of the matter shall be included in the Adverse Consequences for which the Indemnifying Member shall be obligated to indemnify the Indemnified Member Parties and the Company. Any settlement or compromise of any claim or demand by the Indemnifying Member shall be made only with the consent of the Indemnified Member Party, which may not be unreasonably withheld or delayed. An Indemnified Member Party shall not be considered unreasonable in withholding its consent unless the settlement or compromise includes a full release of all claims and liabilities against the Indemnified Member Parties and the Company arising out of or relating to the claim or demand, provides for the payment of only money damages, and the Indemnifying Member has provided to the Indemnified Member Parties
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assurance acceptable to the Indemnified Member Parties of the payment of such money damages immediately upon the settlement or compromise.
(d)Defense by Indemnified Member Party or Company. Before the assumption of the defense of any claim or demand subject to indemnification by an Indemnifying Member, the Indemnified Member Party or the Company may file any motion, answer or other pleading, or take such other action as it deems appropriate, to protect its interests or those of the Company or the Indemnifying Member. If it is finally determined that the Indemnifying Member is responsible for indemnification of any such claim or demand, or if the Indemnifying Member elects to assume the defense of the claim or demand under Section 4.3(c), then the Indemnifying Member shall promptly reimburse the Indemnified Member Party or the Company for all costs and expenses incurred under the previous sentence. If the Indemnifying Member does not elect to control the defense, compromise and settlement of a claim or demand under Section 4.3(c), and it is finally determined that the Indemnifying Member is responsible for indemnification of the claim or demand, then the Indemnifying Member shall be bound by the results of the defense, compromise or settlement, and all costs and expenses incurred by the Indemnified Member Parties and the Company in conducting the defense, compromise or settlement shall be included in the Adverse Consequences for which the Indemnifying Member is obligated to indemnify the Indemnified Member Parties and the Company.
4.4Member Reimbursement Obligations. Each Member shall be liable to each other Member (including in its capacity as the Manager) to reimburse and pay to such other Members its respective share, based on Interests, of any and all Adverse Consequences incurred or suffered by such other Members and their Affiliates that arise out of or relate to (a) the Company or the Operations, including Environmental Liabilities and Continuing Obligations, and (b) any Alta Mesa Assets distributed to the other Member as an objecting Member under Section 10.2, but only to the extent in the case of this clause (b) arising out of or relating to Operations, including Environmental Liabilities and Continuing Obligations, conducted before the date of such distribution. For purposes of this Section 4.4, each Member’s share of such liability shall be equal to its Interest at the time of the actions, omissions or events giving rise to the Adverse Consequences (or as to any actions, omissions or events arising or existing before the Effective Date, such Member’s initial Interest). Neither the resignation nor deemed resignation of a Member, any Transfer or redemption of all or any portion of a Member’s Interest, any reduction of a Member’s Interest, the distribution to the other Member of Alta Mesa Assets under Section 10.2, nor the dissolution, liquidation nor termination of the Company, shall relieve a Member of its share of any such liability accruing before such resignation, deemed resignation, Transfer, redemption, reduction, distribution, dissolution, liquidation or termination. Notwithstanding the foregoing provisions of this Section 4.4, this Section 4.4 shall apply only in the case that the Member from whom the other Member is requesting reimbursement or any of its Affiliates is finally determined to be personally liable for the Adverse Consequences, and shall not be construed as a waiver or reduction of the limitations under the Act or other applicable Law of the liability of a Member or the Manager for Company debts, obligations and liabilities.
4.5Coordination. Notwithstanding anything to the contrary in this Article IV, no Member, or any of its Affiliates, or any of their respective directors, officers, managers, partners, employees, agents or attorneys shall be entitled to indemnification or reimbursement under Sections 4.2, 4.3, and 4.4 for Adverse Consequences, to the extent the Adverse Consequences arise out of or result from the Misconduct of such Member, any of its Affiliates, or any of their respective directors, officers, managers, partners, employees, agents or attorneys.
4.6Exclusive Rights of Members. Notwithstanding anything in this Agreement to the contrary, no Person other than a Member (on its own behalf and on behalf of the Company and its Indemnified Member Parties) shall have the right to enforce any representation, warranty,
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covenant or agreement of a Member or the Manager under this Agreement, and specifically neither the Company nor any lender or other third party shall have any such rights, it being expressly understood that the representations, warranties, covenants and agreements contained in this Agreement shall be enforceable only by a Member (on its own behalf and on behalf of the Company and its Indemnified Member Parties) against another Member or the Manager. For the avoidance of doubt, the Company shall be bound by the provisions of this Agreement, but shall have no right to enforce those provisions against a Member or the Manager, such rights being exclusively vested in the Members. Any Member may bring a direct action on behalf of the Company against any other Member or the Manager without the requirement to bring a derivative action or otherwise satisfy the requirements of sections 18-1001 through 18-1004 of the Act or other similar requirements.
4.7Meetings; Written Consent. Meetings of the Members shall not be required for any purpose. Any action required or permitted to be taken by Members may be taken without a meeting if the action is evidenced by a written consent describing the action taken, signed by all of the Members.
4.8No Member Fees. Except as otherwise provided in this Agreement, no Member shall be entitled to compensation for attendance at Member meetings or for time spent in its capacity as a Member.
4.9No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member, Manager or Representative be a partner or joint venturer of any other Member, Manager or Representative for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.
4.10No Implied Covenants; No Fiduciary Duties. There are no implied covenants contained in this Agreement other than the contractual duty of good faith and fair dealing. The Members, the Manager and the Representatives shall not have any fiduciary or other duties to the Company or the other Members except as specifically provided by this Agreement, and the Members’, the Representatives’, and the Manager’s duties and liabilities otherwise existing at law or in equity are restricted and eliminated by the provisions of this Agreement to those duties and liabilities specifically set forth in this Agreement.
4.11Other Business Opportunities. Except as provided in Sections 9.2 and 10.1, (a) each Member (including in its capacity as a Manager) and its Representatives shall have the right independently to engage in and receive the full benefits from business activities, whether or not competitive with the Operations, without consulting the Company or any other Member, (b) the doctrines of “corporate opportunity” and “business opportunity” shall not be applied to any other activity, venture, or operation of any Member or Representative or the Manager, and (c) no Member or Representative or the Manager shall have any obligation to any other Member or the Company with respect to any opportunity to acquire any property outside the Area of Interest at any time, or within the Area of Interest after the termination of the Company.
ARTICLE V
COMPANY MANAGEMENT
5.1Management Authority. Except as delegated to the Manager under Section 5.3, the Management Committee shall have the exclusive power and authority to make all decisions, including Unanimous Decisions, for the Company. The Manager shall have the power and authority to make any decision or take any action that is expressly required or contemplated under this Agreement (including under Section 5.3) or make any other decision or take any other action on behalf of the Company that does not require the approval of the Management
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Committee under this Agreement as long as such decision or action is authorized under an approved Program and Budget (to the extent such decision or action involves the expenditure of funds by the Company) or otherwise authorized (to the extent it does not involve the expenditure of funds) by the requisite vote of the Management Committee. In connection with the implementation, consummation or administration of any matter within the scope of the Manager’s authority, the Manager is authorized, without the approval of the Members or the Management Committee, to execute and deliver on behalf of the Company contracts, instruments, conveyances, checks, drafts and other documents of any kind or character to the extent the Manager deems it necessary or desirable. The Manager may delegate to officers, employees, agents, contractors or representatives of the Company or the Manager any or all of its powers by written authorization identifying specifically or generally the powers delegated or acts authorized, but no such delegation shall relieve the Manager of its obligations hereunder.
5.2Management Committee.
(a)Organization and Composition. The Members hereby establish a committee (the “Management Committee”) consisting of four representatives (“Representatives”), of which (i) two Representatives shall be appointed by enCore US, and (ii) two Representatives shall be appointed by Boss. Each Member may appoint one or more alternate Representatives to act in the absence of a regular Representative. Appointments of Representatives may be made or changed at any time by notice to the other Member. Representatives shall not be considered managers under the Act, but derive all of their right, power and authority from the Members. No Member or Representative shall have the power to bind the Company or to execute documents and instruments on behalf of the Company, unless such Member or Representative also is a Manager or officer or such power and authority has been delegated by the Manager to such Member or Representative, and then only in that capacity. As of the Effective Date, the initial Representatives of Boss are Duncan Craib and Bryn Jones, and the initial Representatives of enCore US are W. Paul Goranson and Shona Wilson.
(b)Voting. Each Member, acting through its Representatives, shall vote on the Management Committee in accordance with its Interest. The Representatives appointed by enCore US shall vote as a group, and the Representatives appointed by Boss shall vote as a group. If all Representatives appointed by a Member are not present at a meeting of the Management Committee, the Representatives appointed by such Member that are present shall have the entire Interest of the appointing Member. Whenever any provision of this Agreement requires or permits the vote, consent or approval of the Members or the Management Committee, such provision shall be deemed to require or permit, as applicable, the vote, consent or approval of Representatives with an Interest of greater than 50%, except for Unanimous Decisions, or unless the provision specifically requires a greater percentage, or the consent or approval of a greater number or percentage of Members or Representatives.
(c)Meetings. Management Committee meetings shall be held at least four times per calendar year, at such times and at such place as the Management Committee shall determine. In addition to regularly scheduled meetings, the Manager or any Representative may call a special meeting of the Management Committee upon 15 days’ notice. In case of emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if at least one Representative appointed by each Member is present. Each notice of a meeting shall include an agenda or statement of the purpose of the meeting prepared by the Manager in the case of a regular meeting, or by the Manager or Representative calling the meeting in the case of a special meeting, but any matters may be considered at the meeting. If a Member refuses to attend/participate in more than two consecutive properly-called regular or special Management Committee meetings, then a quorum shall consist of all of the Representatives of either Member who attend/participate in the next properly-called meeting.
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(d)Conduct of Meetings. Meetings of the Management Committee may be held by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting by such communications equipment shall constitute presence in person at the meeting. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the Representatives within seven Business Days after the meeting. The minutes, when approved by one or more Representatives appointed by each Member, shall be the official record of the decisions made by the Management Committee and shall be binding on the Management Committee, the Manager and the Members. If the Representatives are unable to agree on the minutes within 30 days after receipt of the Manager’s proposed minutes, then the minutes prepared by the Manager together with proposed objections submitted to the Manager before the expiration of such 30-day period shall be the official record of the meeting. The reasonable costs of the attendance of Representatives, officers and personnel at meetings shall be charged to the Business Account.
(e)Action Without a Meeting. Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting and without prior notice if the action is evidenced by a written consent describing the action taken, signed by Representatives having the requisite Interest to take such action at a meeting at which all of the Representatives were present and voted.
(f)Unanimous Decisions. The following matters shall not be undertaken by the Manager or any Representative, or any officer, employee or agent of the Company, without the unanimous written consent of the Management Committee;
(i)dissolution of the Company;
(ii)sale of all or substantially all of the Company’s assets, or changing the nature or scope of the Company’s business;
(iii)any issuance of additional Interests or other action likely to affect the Interests of the Members;
(iv)change in the Operations of the Company if it results in a substantial change in the nature or scope of the Company;
(v)a decision to seek voluntary bankruptcy protection or initiate other insolvency proceedings for the Company;
(vi)the sale of the Company or any of its subsidiaries or all or substantially all of the assets of the Company or any of its subsidiaries, the redemption or proposed transfer of Interests, or the merger or amalgamation of the Company into another entity;
(vii)authorization in favor of the Manager to relinquish or dispose of any of the Company’s interests in any of the Properties;
(viii)authorization to acquire any real property interest in the Area of Interest, including under Section 10.1;
(ix)authorization in favor of the Manager to prosecute, defend, initiate or settle or otherwise materially deal with any litigation, arbitrations, mediations or administrative proceedings in relation to the company or the Alta Mesa Assets, the
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Owned Companies, or the Alta Mesa Project involving payments, commitments or obligations in excess of $250,000 in cash or value;
(x)acquisition of any interest in real property if the value exceeds $100,000 to an aggregate of $250,000 in each financial year;
(xi)approval of a Program and Budget (other than the Initial Program and Budget), and any Amendment to any Program and Budget (including the Initial Program and Budget) in accordance with Article VI; provided, that cost overruns of a Program and Budget that do not exceed 10%, cost overruns consisting of Allowable Excess Costs, and expenditures with respect to emergencies under Section 6.10 shall be deemed to automatically amend such Program and Budget;
(xii)incurring any expenditure not part of an approved Program and Budget in any year, with the exception of Allowable Excess Costs and emergencies under Section 6.10;
(xiii)disposition of assets of the Company with a fair market value in excess of $100,000 per asset or $250,000 for more than one asset if those assets are usually acquired or disposed of in combination or in multiples in related transactions other than disposition of obsolete or consumed assets in the ordinary course;
(xiv)cessation or suspension any mining operations, or resumption of mining operations previously suspended by a resolution of the Management Committee (but not a decision by the Manager to cease or suspend mining operations for safety, legal or emergency reasons) in relation to the Alta Mesa Project;
(xv)entry into any loans or other lending arrangements with banks or lenders whereby the Company and/or its Members become financially indebted to such bank or lender, provided, that nothing in this clause (xv) shall be deemed to prohibit or restrict the right of a Member to create any Permitted Interest Encumbrance;
(xvi)entry into royalty or streaming arrangements or other similar, non-traditional lending finance;
(xvii)encumbrance of any of the Alta Mesa Assets or membership interests in the Owned Companies to secure borrowings other than in connection with the entry into contracts for services with contractors in the ordinary course of business (e.g., mechanics’ liens);
(xviii)amendments to this Agreement or the governing documents of any affiliate or subsidiary companies;
(xix)acquisition of any other entity or all or substantially all of the assets of another entity or entering into any merger, consolidation, division, conversion or creating any series limited liability company;
(xx)except as specifically contemplated in this Agreement, the redemption of all or any portion of an Interest;
(xxi)contracts or arrangements between the Company (or its subsidiaries) and the Members (or their Affiliates) and contracts or arrangements on non-arm’s length terms;
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(xxii)use of the processing or infrastructure facilities at the Alta Mesa Project for processing ore from other properties; and
(xxiii)processing for ore from the Alta Mesa Project through processing facilities other than the Alta Mesa processing facilities.
(g)The Management Committee shall, as soon as reasonably practicable following the Effective Date, establish a technical subcommittee to study and follow technical aspects of the exploration, development and mining activities at the Alta Mesa Project. Each Member shall have the right of representation on such technical subcommittee. The technical subcommittee shall not have any decision-making authority for the Company, only the authority to make recommendations to the Management Committee.
5.3Manager; Duties. The Company shall be managed by one manager (the “Manager”). The initial Manager shall be enCore US. Any increase or decrease in the number of Managers shall be approved by Representatives holding 100% of the Interests. Subject to Sections 5.4 and 5.5 and the other provisions of this Agreement, the Manager shall have the following duties:
(a)Programs and Budgets. The Manager shall manage, direct and control Operations only in accordance with adopted Programs and Budgets, and shall prepare and present to the Management Committee proposed Programs and Budgets under Section 6.3 and proposed Amendments under Section 6.5.
(b)Implementation. The Manager shall implement Unanimous Decisions and all other decisions of the Management Committee, shall make from Company funds all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if the Company lacks sufficient funds for the Manager to carry out its responsibilities under this Agreement.
(c)Procurement. The Manager shall (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made to the extent reasonably possible on the best terms available, taking into account all of the circumstances, and (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions.
(d)Title; Encumbrances. The Manager shall conduct such title examinations and cure such title defects as may be advisable in the Manager’s reasonable judgment, and shall cause the Company to keep the Alta Mesa Assets free and clear of Encumbrances, except for Permitted Encumbrances.
(e)Taxes. The Manager shall (i) make or arrange for all payments required by any Underlying Agreements, and (ii) make or arrange all payments for all Taxes on Operations and Alta Mesa Assets, except (A) Taxes determined or measured by a Member’s revenue or net income and (B) Taxes on production of Products that are distributed in-kind to a Member; provided, that if authorized by the Management Committee, the Manager shall have the right to contest the validity or amount of any Taxes the Manager deems to be unlawful, unjust, unequal or excessive, and to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization of such Taxes before such Taxes are required to be paid, but the Manager shall not permit or allow title to the Alta Mesa Assets to be lost as the result of the nonpayment of any such Taxes.
(f)Compliance with Laws. The Manager shall (i) apply for all necessary Permits, (ii) comply with applicable Laws, including Environmental Laws, (iii) promptly provide
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notice to the Management Committee of any allegations of a material violation of Laws, and (iv) prepare and file all reports or notices required by any Governmental Authority for Operations. The Manager shall timely cure or dispose of any violation of Laws through performance, or payment of fines and penalties, or both, the cost of which shall be charged to the Business Account.
(g)Litigation. The Manager shall prosecute and defend, but shall not initiate without the approval of the Management Committee, all litigation, arbitrations, mediations or administrative proceedings arising out of Operations. The Manager shall keep the Management Committee reasonably informed of the progress of any such litigation, arbitrations or proceedings. The Management Committee shall approve in advance any settlement involving payments, commitments or obligations in excess of $50,000 in cash or value.
(h)Insurance. The Manager shall obtain insurance for the benefit of the Company, the Members and the Manager as provided in Exhibit E or as may otherwise be determined from time to time by the Management Committee.
(i)Disposition of Assets. The Manager may dispose of Alta Mesa Assets, whether by abandonment, surrender or Transfer in the ordinary course of business, except that Alta Mesa Assets may be abandoned or surrendered only as provided in Section 10.2. Without prior approval from the Management Committee, however, the Manager shall not (i) dispose of Alta Mesa Assets in any one transaction (or in any series of related transactions) having a value in excess of $250,000 (ii) enter into any sales contracts or commitments for Products, except as permitted in Section 7.3, (iii) dissolve or begin a liquidation of the Company, or (iv) dispose of all or a substantial part of the Alta Mesa Assets necessary for the Business.
(j)Accounting. The Manager shall (i) keep and maintain all required accounting and financial records under the Accounting Procedure and in accordance with customary cost accounting practices in the mining industry, (ii) keep and maintain current balances of Contributed Capital, (iii) keep and maintain Capital Accounts of the Members in accordance with Exhibit C, and (iv) keep all Company accounts separate and segregated from the individual accounts of the Manager.
(k)Reporting; Audits. The Manager shall (i) provide the reports to the Members required under Section 6.11, (ii) permit the audits, inspections and access rights under Section 6.12, and (iii) obtain the independent audit required under Section 6.13.
(l)Environmental Compliance Plan. The Manager shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of applicable Laws or contractual obligations and shall include in each proposed Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of applicable Laws and contractual obligations pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations.
(m)Continuing Obligations. The Manager shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of Operations. The Manager shall have the right to delegate performance of Continuing Obligations to Persons having demonstrated skill and experience in relevant disciplines. As part of each proposed Program and Budget, the Manager shall specify the measures to be taken for performance of Continuing Obligations and the cost of such measures. The Manager shall keep the Management Committee reasonably informed about the Manager’s efforts to discharge Continuing Obligations. Authorized representatives of each Member shall
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have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations, and to audit books, records, and accounts related thereto.
(n)Environmental Compliance Fund. Funds deposited into the Environmental Compliance Fund shall be maintained by the Manager in a separate, interest-bearing cash management account, which may include money market investments and money market funds, or longer term investments approved by the Management Committee. Such funds shall be used solely for Environmental Compliance and Continuing Obligations, including committing such funds, interests in property, insurance or bond policies, or other security to satisfy Laws regarding financial assurance for the reclamation or restoration of the Alta Mesa Assets, and for other Environmental Compliance requirements.
(o)Other Activities. The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing.
(p)Delegation. The Manager shall have the right to carry out its duties and responsibilities under this Agreement through Affiliates, agents, consultants or independent contractors, but no such Persons shall have any rights under this Agreement.
5.4Standards of Care. Subject to Section 5.5, the Manager shall discharge its duties under Section 5.3 and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound in-situ restoration uranium mining and other applicable industry standards and practices, and in accordance with the terms and provisions of all Underlying Agreements and Permits pertaining to the Alta Mesa Assets.
5.5Exculpation. Notwithstanding any contrary provision of this Agreement, the Manager shall not be liable or responsible to the Company or any Member and shall not be in breach or default of its duties under this Agreement for any act or omission (a) that is not caused by or attributable to the Manager’s willful misconduct or gross negligence, (b) if the inability to perform results from (i) the failure of any Member or Representatives (other than the Manager, any Affiliate of the Manager, or any Representative designated by the Manager or any such Affiliate), to perform acts or to contribute amounts required under this Agreement, (ii) a lack of Company funds, or (iii) the failure to carry out or perform in accordance with a Program and Budget for any period, if a Program and Budget has not been adopted for the period, or (c) taken in good faith reliance on an adopted Program and Budget or information, opinions, reports or statements presented by any other Member or Representative of any other Member, or by any other Person as to matters the Manager reasonably believes are within the other Person’s professional or expert competence. The preceding sentence shall in no way limit any right of any Person (including the Manager) to rely on information to the extent provided in Section 18-406 of the Act.
5.6Indemnification of Manager and Representatives. Subject to the limitations of the Act, the Company shall indemnify, defend and hold harmless the Representatives and the Manager from and against any Adverse Consequences arising as a result of any act or omission of any such Representative or the Manager with respect to the Company believed in good faith to be within the scope of authority conferred in accordance with this Agreement, except for willful misconduct or gross negligence.
(a)Contract Rights. The rights granted under this Section 5.6 are contract rights, and no amendment, modification or repeal of this Section 5.6 shall have the effect of limiting or denying any such rights with respect to actions taken, omissions, or proceedings arising before any such amendment, modification, or repeal. It is expressly acknowledged that the indemnification provided in this Section 5.6 could involve indemnification for negligence or strict liability. Notwithstanding the foregoing, the Company’s indemnification of the Manager
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and the Representatives as to third party claims shall be only with respect to such Adverse Consequences that are not otherwise compensated by insurance.
(b)Advancement of Expenses. The rights to indemnification conferred in this Section 5.6 shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by any Person entitled to be indemnified who was, is or is threatened to be made a named defendant or respondent in an action, suit, proceeding or arbitration in advance of the final disposition of the action, suit, proceeding or arbitration and without any determination as to the Person’s ultimate entitlement to indemnification; provided, that the payment of such expenses in advance of the final disposition or award of an action, suit, proceeding or arbitration shall be made only upon delivery to the Company of a written affirmation by such Person of his or its good faith belief that he or it has met the standard of conduct necessary for indemnification under this Section 5.6 and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Section 5.6 or otherwise.
(c)Non-Exclusive Rights. The right to indemnification and the advancement and payment of expenses conferred in this Section 5.6 are not exclusive of any other right that any such indemnified Person may have or acquire under any Law, provision of this Agreement, vote of the Management Committee or the Members or otherwise.
(d)Invalidity. If this Section 5.6 or any portion shall be invalidated on any ground by any court of competent jurisdiction or arbitration panel, then the Company shall indemnify and hold harmless the Manager or Representatives indemnified under this Section 5.6 as to the Adverse Consequences to the full extent permitted by any portion of this Section 5.6 that has not been invalidated, and to the fullest extent permitted by applicable Law.
(e)Insufficient Funds. If the assets of the Company are insufficient to fund any indemnity to which the Manager or any Representative is entitled under this Section 5.6, the Members shall make Capital Contributions to the Company (or if the Company has been terminated, pay to the indemnified Person) in accordance with their respective Interests to fund any such indemnification obligations. In the case of Continuing Obligations, proportionate liability of the Members (including the Manager) for any indemnification hereunder arising from such Continuing Obligations shall be determined in accordance with Section 4.4.
5.7Resignation; Removal; Replacement.
(a)Voluntary Resignation. The Manager may voluntarily resign at any time upon 90 days’ prior notice to the Management Committee. Acceptance of such resignation shall not be necessary.
(b)Deemed Resignation. The Manager shall automatically be deemed to resign without the requirement of notice or other notice of any kind effective immediately upon the occurrence of an Insolvency Event with respect to the Manager.
(c)Removal. The Manager may be removed by notice of the other Member to the Manager (i) if the Interest of the Manager becomes less than 50%, or (ii) for Misconduct; provided, such notice shall be delivered to the Manager within 90 days after the date such other Member has notice or knowledge of the event giving rise to the removal right.
(d)Replacement. If the Manager resigns voluntarily under Section 5.7(a), the other Member may elect to become the successor Manager by notice to the Management Committee within 30 days after the date of the voluntary resignation. If the other Member does not make such an election within such 30-day period, the successor Manager (who may be
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designated by the other Member in its sole discretion) shall be elected by unanimous vote of the Management Committee. If the Manager is deemed to resign under Section 5.7(b) or is removed under Section 5.7(c), the other Member may elect to become the Manager, or, if the other Member does not make that election, the Members shall appoint the successor Manager (who may be a Member, an Affiliate of a Member or a third party) by a unanimous vote of the Management Committee. Any successor Manager who is not a Member shall execute a joinder to this Agreement agreeing to be bound by the provisions of this Agreement that relate to the Manager. The appointment of a successor Manager shall be deemed to pre-date any event causing a deemed resignation of the Manager under Section 5.7(b).
(e)No Effect on Interest. The resignation or removal of a Person as the Manager shall not require or result in the resignation or removal of such Person as a Member, reduce the Interest of such Member or its Representatives, or restrict the right of such Member to appoint Representatives to the Management Committee.
5.8Payments to Manager. The Manager shall be compensated for its services and reimbursed for its costs in accordance with the Accounting Procedure.
5.9Affiliate Transactions. The Company shall not enter into any agreement or contract (including the payment of any fees or other compensation) with the Manager, any Affiliate of the Manager or any Member, or any material modification or amendment to any such agreement or contract, except (a) on terms no less favorable than would be the case with unrelated third parties in arms’ length transactions, (b) with the approval of the Representatives of each Member that is not a party (and whose Affiliates are not a party) to the agreement, contract, modification or amendment, or (c) as specifically provided in this Agreement or in the then current approved Program and Budget; provided that the Members acknowledge that the services to be performed by the Manager may be delegated to any Affiliate of the Manager and performed by such Affiliate, and costs and charges for such services shall be paid and reimbursed by the Company from the Business Account to the same extent as if such services were performed directly by the Manager.
ARTICLE VI
PROGRAMS AND BUDGETS; ACCOUNTING AND REPORTING
6.1Initial Program and Budget. The Initial Program and Budget, which has been adopted by the Members, is attached as Exhibit F. enCore US acknowledges and agrees that Boss is not required to contribute toward costs previously paid related to any reclamation bonds or other financial assurance that is in place at or prior to the MTA Execution Date in respect of the Alta Mesa Project. From and after the MTA Execution Date, Boss shall be responsible for its pro rata share (based on its Interest) of any amounts demanded under any indemnification agreement or other financial assurance provided to any issuer of any reclamation bonds or any other credit support provided by enCore US or its affiliates on behalf of any reclamation obligation of the Company or any of the Operating Companies, and shall account for that share by either (at Boss’s election) (i) providing a cash collateral amount equal to that share, or (ii) causing Boss Energy to become a party to such indemnification agreement or other credit support arrangement. The costs of any future reclamation bonds or other financial assurance (including any amendment, modification, escalator provision, renewal, replacement of existing bonds or other financial assurance) shall be included in proposed Programs and Budgets and be paid for by the Parties in accordance therewith, subject to the foregoing sentence.
6.2Operations Under Programs and Budgets. All Operations shall be conducted, expenses shall be incurred, and additional assets shall be acquired only pursuant to and consistent with adopted Programs and Budgets, and such expenditures shall be for the sole benefit of the Alta Mesa Project. Each Program and Budget shall provide for (a) accrual of reasonably
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anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget, and (b) payment of all obligations of the Company under Underlying Agreements. The Manager shall immediately provide notice to the Management Committee of any material departure from an adopted Program and Budget.
6.3Presentation of Proposed Programs and Budgets. Not later than November 1st of each calendar year, beginning in 2025, the Manager shall prepare a proposed Program and Budget for the succeeding calendar year or longer such period approved by the Management Committee, and submit the proposed Program and Budget for such calendar year or other period to the Management Committee for its review and approval. The proposed Program and Budget shall be accompanied by a notice of the date and time of the meeting to be held under Section 6.4 to consider the proposed Program and Budget, which date shall not be less than 15 days after the submission of the proposed Program and Budget to the Management Committee.
6.4Approval of Proposed Programs and Budgets. On or before November 15th of each calendar year, beginning in 2025, at a meeting of the Management Committee, the Representatives of each Member shall submit in writing to the Management Committee whether such Representatives (a) approve the proposed Program and Budget, (b) propose modifications to the proposed Program and Budget, or (c) reject the proposed Program and Budget. If the Representatives of a Member do not approve the proposed Program and Budget, then the Management Committee shall call another meeting to be held within 15 days after the first meeting to consider the Program and Budget and to vote on a revised Program and Budget (the “Program and Budget Deadline”). During such 15-day period, the Manager shall negotiate in good faith with the Representatives to develop a revised Program and Budget that is acceptable to all of the Representatives, and shall deliver its revised Program and Budget to the Representatives at or before the subsequent meeting, but neither Member nor any Representatives shall have any obligation to agree to any particular modification to the Program and Budget during such negotiations. At the subsequent meeting to again vote on the Program and Budget (taking into account any revisions proposed by the Representatives during the negotiation period), the Representatives of each Member shall vote to either accept or reject the revised Program and Budget, but may not propose additional modifications. If one or more Representatives do not attend two consecutive properly-called meetings of the Management Committee, the purpose of which is to review and approve a Program and Budget or an Amendment, then the Representatives present at the third meeting may approve the proposed Program and Budget, but no other action may be taken at the meeting. If after completion of the Initial Program and Budget the Members are unable to agree to a Program and Budget for any particular period (“Draft Program and Budget”), on or before the Program and Budget Deadline then either Member can propose an alternative Program and Budget (“Alternative Program and Budget”) to be finally voted on by the Management Committee within 20 days after the Program and Budget Deadline. In the event the Members are unable to agree a Program and Budget or an Alternative Program and Budget for any particular period, an Expert shall determine which of the Draft Program and Budget and the Alternative Program and Budget is most appropriate for the Alta Mesa Project, taking into consideration the guiding principles of maximizing profitable uranium production from the Alta Mesa Project and investing in exploration in order to replenish or extend the mine life of the Alta Mesa Project, and the Program and Budget selected by the Expert shall be adopted by the Members. Both the Draft Program and Budget and the Alternative Program and Budget must allow the Manager to take such action as is required (at a minimum) to keep the relevant permits and licenses in good standing and to maintain the Alta Mesa Project, and otherwise to ensure the safety and engagement of the workforce and protection of property at the Alta Mesa Project.
6.5Amendments. The Manager may propose amendments (“Amendments”) to any currently approved Program and Budget from time to time before incurring costs under the Amendment. The Representatives of each Member shall have 15 days after the proposal of an
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Amendment by the Manager to submit in writing to the Management Committee one of the responses described in Section 6.4(a), (b) or (c) (substituting “Amendment” for “Program and Budget” in each case). If the Representatives of a Member fail to respond within the 15-day period, then those Representatives shall be deemed to have approved the proposed Amendment. If the Representatives of a Member timely submit to the Management Committee their rejection of, or proposed modifications to, the proposed Amendment, then the Manager may call a special meeting of the Management Committee under Section 5.2(c) to vote on an Amendment. If the Manager calls such a meeting, the Manager shall negotiate in good faith with the Representatives to develop an Amendment that is acceptable to all of the Representatives, and shall deliver its revised Amendment to the Representatives at or before the meeting. At the meeting to vote on the Amendment (taking into account any revisions made by the Manager during the negotiation period), the Representatives of each Member shall vote to either accept or reject the revised Amendment, but may not propose additional modifications. If the Amendment is adopted by the unanimous vote of the Management Committee and relates to Operations on existing Properties and does not increase the aggregate original Budget by more than 10% (taking into account (i) Allowable Excess Costs, and (ii) other Amendments adopted after the date of the original Budget), then the Members shall continue to participate in the Joint Funding of the Program and Budget, as amended, based on their original elections under Section 6.6. If the adopted Amendment does not relate to Operations on existing Properties or increases the aggregate original Budget by more than 10% (taking into account (i) Allowable Excess Costs, and (ii) other Amendments adopted after the date of the original Budget), then the Program and Budget, as amended, shall be treated as a new Program and Budget and each Member shall be entitled to make new elections under Section 6.6 as to their participation in Joint Funding with respect to the remaining period under the amended Program and Budget.
6.6Election to Participate.
(a)By notice to the Management Committee (a “Non-Contribution Notice”) within 20 days after the final vote adopting a Program and Budget, a Member (a “Non-Contributing Member”) may elect to contribute to such Program and Budget in some lesser amount than in accordance with its Interest, or may elect not to contribute any amount to such Program and Budget. If a Member does not timely provide a Non-Contribution Notice to the Management Committee, such Member shall be deemed to have elected to contribute to the Program and Budget in proportion to its Interest as of the beginning of the period covered by the Program and Budget. The difference, if any, between the amount that the Non-Contributing Member would otherwise be required to contribute in accordance with its Interest and the amount, if any, that the Non-Contributing Member elects or is deemed to elect to contribute, is referred to as the “Underfunded Amount.”
(b)If a Non-Contributing Member timely delivers a Non-Contribution Notice, and the other Member has or is deemed to have elected to contribute its proportion amount to the Program and Budget in accordance with its Interest, such other Member (the “Contributing Member”) shall have the right (but not the obligation) to elect by notice to the Non-Contributing Member delivered within 10 days after its receipt of the Non-Contribution Notice, to contribute all or any portion (an “Excess Contribution”) of the Underfunded Amount to such Program and Budget.
(c)If a Non-Contributing Member timely delivers a Non-Contribution Notice, the Interest of each Member shall, subject to Section 6.7, be adjusted, effective as of the beginning of the period covered by the Program and Budget, to equal a fraction, expressed as a percentage:
(i)the numerator of which equals:
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(A)the Contributed Capital of the Member as of the beginning of the period covered by the Program and Budget; plus
(B)the amount, if any, that the Member has agreed to contribute to the Program and Budget; plus
(C)if the Member is a Contributing Member, the Excess Amount, if any, that the Contributing Member has agreed to contribute to the Program and Budget with respect to the Underfunded Amount; and
(ii)the denominator of which equals the sum of the amounts calculated under Section 6.6(c)(i) above for all Members.
(d)If a Non-Contributing Member delivers a Non-Contribution Notice and the Contributing Member does not elect to contribute the entire Underfunded Amount, (i) if the Manager or its Affiliate is the Contributing Member, the Manager shall adjust the Program and Budget to the extent the Manager reasonably deems necessary to take into account the reduced contributions, and (ii) if the Member that is not the Manager or an Affiliate of the Manager is the Contributing Member, the Representatives of that Member shall adjust the Program and Budget to the extent such Representatives reasonably deem necessary to take into account the reduced contributions. The Program and Budget as adjusted under this Section 6.6(d) shall replace the Program and Budget previously adopted by the Management Committee for the Program and Budget period.
(e)For the avoidance of doubt, each Member agrees that it is obligated to contribute the entire amount of its proportionate share (in accordance with its initial Interest) of the Initial Program and Budget, to be funded by regular Cash Calls as set forth in Section 3.4.
6.7Recalculation and Restoration for Actual Contributions.
(a)If a Non-Contributing Member timely delivers a Non-Contribution Notice for a Program and Budget and the Interests of the Members are adjusted under Section 6.6(c), then within 30 days after the completion of the Program and Budget, the Manager shall deliver a written report to the Members of the total amount of Capital Contributions actually made by the Members under cash calls for the Program and Budget.
(b)If the actual amount of Capital Contributions is more or less than the budgeted amount in the adopted Budget, the Interests shall be recalculated under Section 6.6(c) by substituting the actual amount of Capital Contributions made by each Member (including any deemed Capital Contributions made by the Non-Contributing Member under Section 6.7(c)) during the Program and Budget period for the estimated amounts used in calculating the adjustments to the Interests at the beginning of the Program and Budget period.
(c)If the actual amount of Capital Contributions is less than 90% of the budgeted amount in the adopted Budget, the Non-Contributing Member may elect to reimburse the Contributing Member for all (but not less than all) of the Excess Amount actually contributed by the Contributing Member by delivering a notice of its election to the Contributing Member within 20 days after receipt of the Manager’s report. The notice shall be accompanied by payment in the amount of the actual Capital Contributions of the Excess Amount, together with interest at the Prime Rate from the date of each such Capital Contribution to the date paid. If the Non-Contributing Member makes this election, for all purposes under this Agreement (including the readjustment to the Interests under Section 6.7(b)), each Capital Contribution previously made by the Contributing Member for the Excess Amount shall instead be deemed to have been a loan from the Contributing Member to the Non-Contributing Member on the date of the
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contribution, followed by an immediate Capital Contribution of the same amount by the Non-Contributing Member to the Company.
(d)If the Interests are recalculated under Section 6.7(b), and either distributions were made, or any items of Profit, Loss or credit were allocated to the Members during the period covered by the Program and Budget based on the Interests as adjusted under Section 6.6(c) at the beginning of the Program and Budget period, (i) in the case of distributions, the amount of subsequent distributions to be made to the Contributing Member shall be decreased, and the amount of subsequent distributions to the Non-Contributing Member shall be increased, until the Non-Contributing Member has received distributions from the Company, to the extent possible, in the amounts that the Non-Contributing Member would have received, and (ii) in the case of allocations, the Manager shall cause the Company to make such offsetting allocations of items of Profit, Loss or credit in a manner reasonably determined by the Manager, so that the Members have been allocated, to the extent possible, the amounts that the Members would have been allocated, in each case if the Members’ Interests at the beginning of the period covered by the Program and Budget had equaled the Interests recalculated under Section 6.7(b), taking into account any reimbursement of the Excess Amount under Section 6.7(c).
6.8Deadlock on Proposed Programs and Budgets. If the Members, acting through the Management Committee, fail to approve a Program and Budget by the beginning of the period to which the proposed Program and Budget applies, subject to the contrary direction of the Management Committee and to the receipt of necessary funds, the Manager shall continue Operations (a) if an initial Mining Program and Budget has not been adopted, at levels sufficient to maintain the then current Operations and Properties, and (b) if an initial Mining Program and Budget has been adopted, at levels substantially comparable with the last adopted Program and Budget. The Members shall continue to make Capital Contributions in accordance with the Interests applicable to the last adopted Program and Budget in response to capital calls from the Manager to fund such Operations during a deadlock.
6.9Budget Overruns; Program Changes. The Manager shall immediately provide notice to the Management Committee of any material departure from an adopted Program and Budget. If the Manager exceeds an adopted Budget (as amended under Section 6.5) by more than 10%, then the excess over 10%, unless (a) it consists of Variable Costs, (b) is directly caused by an emergency or unexpected expenditure made under Section 6.10, (c) is deemed necessary by the Manager to protect the Alta Mesa Assets or the Owned Companies, (d) is necessary to comply with applicable Laws, or (e) is otherwise authorized by the unanimous approval of the Management Committee (the costs described in clauses (a)-(e) being referred to as “Allowable Excess Costs”), shall be at the sole cost and expense of the Manager and shall not be considered a Capital Contribution or taken into account in the calculation of Interests. Budget overruns of 10% or less shall be considered costs and expenses of the Company, and shall be funded by the Members making additional Capital Contributions to the Company in proportion to their respective Interests.
6.10Emergency or Unexpected Expenditures. In case of an emergency, the Manager may take any reasonable action it deems necessary to protect life, limb or property, to protect the Alta Mesa Assets or to comply with Laws. The Manager may also make reasonable expenditures for unexpected events that are beyond its reasonable control and that do not result from a breach by it of its standard of care in Section 5.4, subject to Section 5.5. The Manager shall promptly provide notice to the Members of the emergency or unexpected expenditure, and shall be reimbursed for all resulting costs by the Company, which costs shall be funded by the Members making additional Capital Contributions to the Company under Sections 3.3 and 3.4 in proportion to their respective Interests at the time the emergency or unexpected expenditures are incurred.
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6.11Monthly Reports. The Manager shall promptly submit to the Management Committee the following reports:
(a)monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month;
(b)monthly progress reports that include statements of expenditures and comparisons of such expenditures to the adopted Budget;
(c)periodic summaries of data acquired by or on behalf of the Company;
(d)copies of any reports prepared by or on behalf of the Company concerning Operations;
(e)a detailed final report within 60 days after completion of each Program and Budget, which report shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and
(f)such other reports as the Management Committee may reasonably request.
6.12Inspection Rights. Upon at least ten Business Days’ written request to the Manager and during normal business hours, the Manager shall (a) provide to the Representatives, accountants, advisors and other representatives of each Member, access to, and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other information, in each case, in the possession or control of the Manager pertaining to the Company or the Operations, and (b) at the sole risk of the requesting Member, and subject to the safety requirements of applicable Laws and the Manager’s reasonable safety policies and procedures, permit the Representatives, accountants, advisors and other representatives of each Member to inspect the Alta Mesa Assets and Operations. The requesting Member shall use commercially reasonable efforts to prevent any such inspections from unreasonably interfering with Operations or the other business and operations of the Manager. The cost and expense of any such access, inspection or copies shall be borne entirely by the requesting Member, and the requesting Member shall indemnify, defend and hold harmless the Company, the Manager and the Affiliates of the Manager, and their respective directors, officers, managers, employees and agents, from and against any Adverse Consequences for bodily injury or property damage arising from or caused by any such inspections.
6.13Audits and Audit Rights.
(a)The Manager shall establish and maintain full, complete and separate financial and other records for the Company and make them available for inspection and audit by the other Member, as well as to an independent accounting firm selected by the Management Committee, and provide detailed expenditures and progress reports to the other Member within 20 Business Days of any request. To the extent permitted by Law, the Manager or any Affiliate shall make financial records that it provides to its own external auditor and specifically related to the operations of the Company available to the other Member; provided however, that costs relating to providing such unaudited financial records shall be paid for by the requesting Member if that request is made during a time period when the Manager is not otherwise reviewing and preparing financial statements for the Company. With respect to production of financial statements of the Company and any request for audited financial statements by either Member, the procedures set forth below shall apply. Consolidated financial statements of the Company will be provided for the six month period ending June 30 of each fiscal year basis, and full fiscal year basis in connection with the Manager’s ordinary course preparation and review of its
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consolidated periodic financial statements and its end of fiscal year ordinary course audit and review procedures; provided, however, that, except in connection with audited financial statements pursuant to Section 6.13(c), such financial statements shall be limited to balance sheet, profit and loss, cashflow, and information sufficient to verify the allocation of expenses to the Company. Unless otherwise agreed by all the Members, the fiscal year of the Company shall end December 31 of each calendar year.
(b)The non-managing Member’s outside auditor may reasonably request reporting pack information/access to relevant audit work from the Manager’s outside auditor (excluding confidential i.e., pricing information) for the purposes of the non-managing Member’s financial audit, at the cost and expense of the minority Member. The non-managing Member acknowledges and agrees that such request is subject to the review and approval of the Manager’s outside auditor and may be declined by the Manager’s outside auditor, which shall not be deemed to be a breach by the Manager.
(c)The non-managing Member shall have the right to cause the Manager to produced audited fiscal year financial statements of the Company; provided, that, (i) the Manager’s auditor shall conduct such audit, (ii) the audited financial statements will be prepared in accordance with IFRS (or, if the Manager becomes subject to U.S. GAAP, U.S. GAAP) appropriate for a non-public company; and (iii) all incremental costs and expenses (including auditor fees and expenses) shall be borne by the non-managing Member.
(d)The non-managing Member shall have the following additional rights:
(A)to verify the allocation of expenses to the Company, which minority Member can rely on;
(B)consultation with the Manager with respect to material specific areas of focus of the Manager’s outside auditor; and
(C)right of access to underlying support (i.e., invoices) for Business Accounts of the Company.
(e)Upon the final determination under this Section 6.13 or pursuant to an arbitration proceeding under Section 12.11 that (i) the Manager has received the Management Fee or other payment or reimbursement in excess in any material respects of that to which it was entitled, the Manager shall reimburse the Company for such overpayment, regardless of whether such overpayment was the result of any bad faith, Fraud, willful misconduct or gross negligence, or (ii) the Manager is entitled to receive a Management Fee or other payment or reimbursement that exceeds the amount actually received by the Manager, the Company shall promptly pay to the Manager the amount of such underpayment, and if required, the Members shall make additional Capital Contribution to the Company in proportion to their respective Interests to fund any such underpayment.
ARTICLE VII
DISTRIBUTIONS; DISPOSITION OF PRODUCTION
7.1Distributions.
(a)Generally. Except as otherwise provided in this Article VII, the aggregate amount of all distributions to the Members and the timing of all such distributions shall be determined by the Management Committee.
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(b)Cash Distributions. Except as provided in Section 7.2, cash distributions shall be made to the Members pro rata in proportion to their respective Interests; provided, that (i) all cash resulting from the sale of enCore US Products under Section 7.3 shall be distributed to enCore US as set forth in and pursuant to Section 7.3, and (ii) all cash resulting from the sale of Boss Products under Section 7.3 shall be distributed to Boss as set forth in and pursuant to Section 7.3.
(c)Distributions In Kind. During the existence of the Company, except with respect to the sale of Products to the Members pursuant to Section 7.3, no Member shall be entitled or required to receive as distributions from the Company any Company asset other than money. Upon the dissolution and winding-up of the Company, those Members that agree in writing may be distributed in-kind undivided interests in the Alta Mesa Assets in accordance with Section 9.4. Except as otherwise provided in this Article VII or as otherwise determined by the Management Committee, (i) all distributions to the Members shall be in cash, (ii) no Member shall have the right to demand distributions in cash or in kind, and (iii) all distributions to the Members in kind shall be made to the Members pro rata in proportion to their respective Interests.
(d)Tax Distributions. Notwithstanding other provisions of this Article VII, prior to making non-liquidating distributions pursuant to any other provisions of this Section 7.1, the Company shall make cash distributions (“Tax Distributions”) to the Members, pro rata in proportion to their relative positive Tax Distribution Amounts, until all positive Tax Distribution Amounts are reduced to zero. Amounts withheld and paid to a tax authority with respect to a Member shall be treated as Tax Distributions made to the Member. Tax Distributions shall (i) be treated (for purposes of Section 7.1, but not for Capital Account purposes) as nonrecourse advances on future distributions payable to the Members under Section 7.1, (ii) reduce amounts otherwise distributable under the preceding provisions of this Section 7.1 to the recipient Members as quickly as possible, and (iii) reduce the Capital Account balances of the recipient Members in the same manner as other distributions. The Company shall use commercially reasonable efforts to cause Tax Distributions to be made within 30 days after the end of each calendar quarter, based on the Tax Distribution Amounts of each member as of the end of each such quarter after giving effect to allocations pursuant to Exhibit C for such quarter.
7.2Liquidating Distributions. Notwithstanding Section 7.1, all distributions made in connection with the sale or exchange of all or substantially all of the Company’s assets and all distributions made in connection with the liquidation of the Company shall be made to the Members in accordance with their respective Capital Account balances at the time of distribution after taking into account the adjustments to the Capital Accounts under Section 5.2 of Exhibit C, all allocations of items of Profit and Loss under Article III of Exhibit C, all sales of Products to the Members and all distributions through the date of the final distribution. All distributions to the Members under this Section 7.2 shall be made in accordance with the time requirements under Treasury Regulations §§ 1.704-1(b)(2)(ii)(b)(2) and (3).
7.3Sale and Delivery of Products.
(a)Each Member shall provide the Manager its 12 month anticipated delivery schedule for Products from the Alta Mesa Project to each conversion facility with which it has established or anticipates establishing an account promptly after delivering such schedule to the applicable converter. The Manager shall, on a monthly basis, provide each Member a summary of the anticipated monthly production of Products for the following 12 months. The Manager, in coordination with the Management Committee, shall use commercially reasonable efforts to schedule sales and deliveries of Products to allow each Member to meet its delivery needs. On a monthly basis, effective as of the last day of each calendar month, each Member is entitled to purchase its proportionate share (in accordance with its Interest) of the Products from the
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Company (unencumbered), as determined in accordance with this Section 7.3. For example, based on the initial Interests of the Members, Boss shall purchase 30% of the total Products produced, and enCore US shall purchase 70% of the total Products produced from the Alta Mesa Assets. The Company shall arrange for the physical Products to be delivered to either the ConverDyn Facility or the Cameco Facility, or, if unanimously determined by the Management Committee, such other conversion facility as may be required for either Member, as designated unanimously by the Management Committee taking into account the delivery schedule and the amount of Products to be available to ship to each conversion facility. Except to the extent determined unanimously by the Management Committee, each Member shall purchase its proportionate share of Products in accordance with its Interest, title to the Products shall transfer to either Boss or enCore US upon delivery to, and acceptance by, the applicable conversion facility, and such Products will be credited to such Member’s account at the applicable conversion facility (except with respect to any Products restricted from transfer by the applicable conversion facility; provided, that, such Products shall be held in the Company’s account on behalf of the applicable Member until permitted to be transferred). If in any given month a Member purchases less than its proportionate share of Products in accordance with its Interest (“Deficiency Volume”), the next calendar month and any following calendar months as required, such Member will be entitled to purchase, in addition to its proportionate share of Products, an excess amount of Products until such Member’s Deficiency Volume is reduced to zero. Each Member will pay the Company for that Member’s share of Products at the Company’s Fully Burden Costs, plus the Margin.
(b)Except as provided for in Section 7.3(d), (i) payment by each Member for its share of Products shall be by accounting entry and shall constitute an account payable of such Member and an account receivable by the Company (the “Product A/R”) as reflected in the invoice prepared by the Company and delivered to the applicable Member, and shall be due within 30 after receipt of such invoice. The Company will prepare such invoices upon acceptance by the applicable conversion facility (except with respect to any Product subject to a transfer restriction by the applicable converter) and upon Final Converter Assessment. Notwithstanding the foregoing, unless otherwise determined by the unanimous vote of the Management Committee or prohibited by Law, the Company shall distribute the Product A/R to the applicable Member on at least a quarterly basis. For purposes of allocation of Profit and Loss, crediting and debiting the Capital Accounts of the Members, and for allocating taxable income and tax losses between the Members, Product A/R shall be subject to adjustment upon Final Converter Assessment or any revisions of amounts owed under to any royalty holder.
(c)For purposes of this Section 7.3, (i) “Final Converter Assessment” means, with respect to any Product delivery, the final invoice from the applicable conversion facility accounting for all assay corrections; (ii) “Fully Burden Costs” means the fully burden costs incurred by the Company to produce the Products, as determined by the unanimous decision of the Management Committee, including all costs for general and administrative expenses and other overhead (as reflected in the applicable Program and Budget) and for transportation, taxes, weighing and sampling and other procurement costs incurred in connection with the production and delivery of each Member’s share of the Products to the applicable conversion facility (other than the costs of transportation associated with delivery to the ConverDyn Facility or the Cameco Facility that can be deducted from the production royalty payments under the Uranium Lease, which will be borne by the Company); provided that (x) each Member shall be charged the same price, as determined by the Management Committee at each quarterly meeting, for reasonably contemporaneous purchases and (y) the Management Committee will use reasonable best efforts to ensure that delivery of Products is coordinated such that the aggregate transportation, taxes, weighing and sampling and other procurement costs incurred by the Company are not disproportionately benefiting either Member in the aggregate; and (iii) “Margin” shall mean a percentage of the Fully Burden Costs, such percentage to be
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determined by the unanimous vote of the Management Committee from time to time; provided, however, that in no event shall the Margin be less than zero percent.
(d)To the extent necessary to comply with applicable Laws and as advised by their respective outside counsel, the Members will engage an independent third party accounting or other firm to serve as the administrator of the collection of relevant sales information from each Member (without disclosure to the other Member) and the payment of the production royalty under the Uranium Lease (the “Royalty Administrator”). In addition, and to comply with applicable Laws: (i) each Member will promptly provide the Company or the Royalty Administrator (if engaged) a copy of the sales invoice for any sale of Products by that Member (with the counterparty’s name and other identifying information redacted if provided to the Company); provided, that such information will not be provided to any representative of the Manager who is involved with the negotiation or determination of the pricing of uranium sales; (ii) each Member will promptly provide the external auditors of the Member with an unredacted copy of the invoice and the underlying sales contract (subject to such auditors entering into appropriate contractual arrangements prohibiting disclosure of such information to the Company or the other Member or its Representatives); (iii) any Manager personnel who receive redacted invoices shall enter into appropriate contractual arrangements prohibiting the disclosure or use of such information; (iv) the Company (or, if applicable the Royalty Administrator on behalf of the Company) shall invoice to each Member a royalty assessment for payment of the production royalty required under the Uranium Lease, using the quantity, unit price charged, and total charges less allowable deductions to cover the royalty payment, in a manner that will not cause the Company or its subsidiaries to default under any the Uranium Lease; and (v) each Member shall promptly pay the Company (or, if applicable, each Member shall promptly pay to the Royalty Administrator for payment to the royalty holder) no later than the due date specified in the invoice.
(e)In the event any audit of the Company is requested by the lessor under the Uranium Lease (the “Lessor”), the Company will coordinate to place representatives of the applicable Member (or, if applicable the Royalty Administrator) into direct contact with the Lessor. If the audit request involves the calculation of the royalty payment by the Company or Manager, a representative of the Manager who calculated with the royalty payment (or the Royalty Administrator if engaged) shall participate in a manner, if practical, that does not disclose the underlying sales agreement or pricing terms to such Manager representative. Each Member will indemnify the Company in the event of any litigation brought by the Lessor for any losses or Damages incurred by the Company to the extent arising out of any inaccuracy of any invoice or other sales data provided to the Company (or to the Royalty Administrator) to calculate any production royalty payment. The provisions of this Section 7.3 which apply to the production royalty payments under the Uranium Lease shall also apply to any mineral leases entered into by the Operating Companies pursuant to the Uranium Option.
(f)The Members agree that (i) their Representatives on the Management Committee shall periodically review the provisions of this Section 7.3 (A) as necessary to ensure compliance with applicable Laws and accounting standards, and (B) to discuss and consider in good faith, in a commercially reasonable manner, any potential necessary revisions to deliver the Products in a cost effective manner consistent with the intent of this Section 7.3, (ii) the Management Committee shall review the provisions of this Section 7.3 promptly upon request by either Member, upon the advice of its outside counsel or other tax or accounting advisors, to ensure compliance with applicable Laws, and (iii) the provisions of this Section 7.3 shall be amended as reasonably necessary to ensure such compliance.
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ARTICLE VIII
TRANSFERS AND ENCUMBRANCES
OF INTERESTS
8.1Restrictions on Transfer. Except for Permitted Transfers, Permitted Encumbrances and Permitted Interest Encumbrances, no Member shall Transfer or create an Encumbrance on all or any part of its Interest. Any attempted Transfer of, or creation of an Encumbrance on, all or any portion of an Interest not in accordance with the terms of this Article VIII shall be null and void ab initio and of no legal effect.
8.2Permitted Transfers and Permitted Interest Encumbrances.
(a)To the extent not otherwise prohibited under Section 8.3, the following Transfers (“Permitted Transfers”) are permitted:
(i)A Member may Transfer all or any portion of its Interest to an Affiliate of such Member without the approval of the other Member or the Manager or any other Person;
(ii)A Member may Transfer all or any portion of its Interest to the other Member without the approval of the Manager or any other Person;
(iii)A Member may Transfer all or any portion of its Interest to any Person with the written approval of the other Member, which approval shall not be unreasonably withheld or delayed if, in the reasonable determination of such other Member if the proposed transferee has the financial capacity to carry out the Capital Contribution and other financial obligations of the transferring Member under this Agreement;
(iv)A Member may Transfer all or any portion of its Interest in connection with the merger, amalgamation, consolidation or reorganization of such Member with or into any other Person without the approval of the other Member or the Manager or any other Person; provided, that the surviving entity in such merger, amalgamation, consolidation or reorganization (A) possesses all or substantially all of the stock, limited liability company or other equity interests, or all of the property rights and interests of the transferring Member, and (B) is subject to all or substantially all of the liabilities and obligations of the transferring Member; and
(v)A Member may Transfer all or any portion of its Interest to any Person without the approval of the other Member or the Manager or any other Person; provided that such Member complies with the provisions of Section 8.4.
In the case of any Permitted Transfer described above, any such transaction (unless unanimously approved by the Management Committee), shall not constitute a Permitted Transfer unless it does not subject the Company or the rights of the other Member to any additional material mitigation measures under applicable Law (including CFIUS).
(b)To the extent not otherwise prohibited under Section 8.3, the following Encumbrances (“Permitted Interest Encumbrances”) are permitted:
(i)A Member may create an Encumbrance on all or any portion of its Interest with the written approval of the other Member, which approval may be withheld in the sole and absolute discretion of such other Member; and
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(ii)A Member may create an Encumbrance on any and all of its Interest in connection with a bona fide financing with a non-Affiliate without the approval of the other Member or the Manager or any other Person; provided, however, that enCore US shall not create any such Permitted Interest Encumbrance if its Interest is pledged to Boss Energy to secure its obligations under the Uranium Loan Agreement (and any such pledge to Boss Energy shall be a Permitted Interest Encumbrance).
Any transferee in connection with the foreclosure or a Transfer or power of sale in lieu of foreclosure of any Permitted Interest Encumbrance shall be subject to all of the provisions of this Agreement, and upon the foreclosure or transfer or power of sale in lieu of foreclosure of any Permitted Interest Encumbrance, the transferee shall automatically be admitted as an additional Member of the Company, subject to Sections 8.3, 8.5(d), 8.6 and 8.7.
8.3Additional Limitations on Transfers and Encumbrances. Notwithstanding Section 8.2:
(a)If a Transfer (other than a Transfer where one Member acquires all of the Interests of the other Member) is made that causes the termination of the Company as a partnership for Federal income tax purposes, the transferring Member and the transferee shall jointly and severally indemnify, defend and hold harmless the other Member and its Member Indemnified Parties from and against any and all Adverse Consequences arising from such tax termination;
(b)No Transfer permitted by this Article VIII shall relieve the transferring Member of its share of any liability, including environmental liability, whether accruing before or after such Transfer, that arises out of Operations conducted before such Transfer, including as provided in Section 4.4;
(c)The transferring Member and the transferee shall bear all tax, regulatory and legal costs and consequences (including costs or fees due) of any Transfer (including out of pocket costs and expenses required to be incurred by the Company in connection therewith);
(d)If a Member Transfers less than all of its Interest, the transferring Member and its transferee shall thereafter act and be treated as one Member, with the Member with the greater Interest hereby appointed the agent and attorney-in-fact of the Member with the lesser Interest with respect to the exercise of all rights to vote, consent, approve or otherwise make any decisions with respect to the management or Operations or the Company;
(e)No Member shall create an Encumbrance on all or any portion of an Interest or any economic interest therein, unless the Encumbrance expressly is subordinate to the terms of any pledge or security interest of the Interest or portion thereof that secures any obligation of the Company to any third party lenders; and
(f)The Transfer by any equity owner of a Member of any direct or indirect (through the Transfer of equity interests in one or more other Persons that directly or indirectly own equity interests in such Member) interest in a Member shall be deemed a Transfer subject to the provisions of this Agreement, and the Member whose direct or indirect equity interests are Transferred shall be in breach of this Agreement upon the occurrence of any such Transfer unless the Transfer would be a Permitted Transfer if the direct Membership Interest of such Member were Transferred instead of the direct or indirect equity interest in the Member. For the avoidance of doubt, a Transfer by the equity owners of either Member Parent of their equity interests in that Member Parent shall not be deemed a Transfer of the underlying Interest of a Member.
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8.4Right of First Refusal.
(a)Except for Permitted Transfers described in Section 8.2(a)(i), (a)(ii) and (a)(iv) and except for Transfers in connection with the foreclosure or transfer in lieu of foreclosure of a Permitted Interest Encumbrance, no Member (the “Selling Member”) may Transfer all or any portion of its Interest to any Person, unless the Selling Member first provides an offer notice (an “Offer Notice”) to the other Member (the “Notified Member”) stating that the Selling Member desires to Transfer all or a portion of its Interest, designating the specific portion of the Interest (the “Offered Interest”) that the Selling Member desires to Transfer, and specifying the proposed purchase price (the “Offered Price”) and all of the other proposed terms and conditions of the proposed Transfer of the Offered Interest (the “Offered Terms”).
(b)The Notified Member shall have the right, but not the obligation, for a period of 20 Business Days after its receipt of the Offer Notice, to elect to purchase all, but not less than all, of the Offered Interest for the Offered Price and on the other Offered Terms. Any such election shall be made by providing notice of such election to the Selling Member within such 20 Business Day period.
(c)If the Notified Member timely elects to purchase the Offered Interest, the parties shall close the sale of the Offered Interest for the Offered Price and on the Offered Terms on the later of (i) 20 Business Days after the Selling Member provides the Offer Notice, or (ii) 5 Business Days after the receipt of all required consents and approvals, if any, with respect to such Transfer from all Governmental Authorities. If the Notified Member does not elect to purchase the Offered Interest or the Notified Member fails to close the purchase thereof within the time period specified above, the Selling Member may Transfer all, but not less than all, of the Offered Interest to any third-party purchaser during the later of (1) the 90 day period after the expiration of such 20 Business Day election period, or (2) if the Notified Member elects to purchase but fails to close within the time period specified above, the 90-day period after the expiration of such period, but only for a cash value of the consideration received by the Selling Member that is greater than or equal to the Offered Price and on the Offered Terms, and only in accordance with Section 8.3. If the Selling Member does not sell the Offered Interest in accordance with the terms described above within the foregoing 90-day period, the Selling Member shall again afford the Notified Member the purchase rights in this Section 8.4 with respect to any offer to sell, assign or dispose of all or any portion of the Offered Interest or any other Interest held by the Selling Member.
8.5Substitution of a Member.
(a)Except as provided in Section 8.5(c), no transferee (by conveyance, foreclosure, operation of Law or otherwise) of all or any portion of an Interest shall become a substituted Member without the unanimous approval of the Representatives of the Management Committee, which approval may be withheld in the sole discretion of each such Representative. A transferee of an Interest that receives unanimous approval to become a Member shall succeed to all of the rights and interest of his transferor in the Company. A transferee of a Member that does not receive unanimous approval to become a Member shall not become a Member, and shall have no rights under this Agreement or the Act applicable to a Member.
(b)Except as provided in Section 8.5(c), if a Member shall be dissolved, merged or consolidated, its successor in interest shall have the same obligations and rights to profits or other compensation that such Member would have had if it had not been dissolved, merged or consolidated, except that the representative or successor shall not become a substituted Member without the unanimous approval of the Representatives of the Management Committee, which approval may be withheld in the sole discretion of each such Representative. Such a successor in interest that receives unanimous approval to become a Member shall succeed
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to all of the rights and interests of his predecessor in the Company. A successor in interest that does not receive unanimous approval to become a Member shall not become a Member, and shall have no rights under this Agreement or the Act applicable to a Member.
(c)Notwithstanding Sections 8.5(a) and (b), subject to compliance with Sections 8.3, 8.5(d), 8.6 and 8.7, a transferee of all or a portion of an Interest in connection with a Permitted Transfer or in connection with the foreclosure or transfer in lieu of foreclosure of a Permitted Interest Encumbrance shall automatically be admitted to the Company as a substituted Member with respect to the transferred interest without the consent of any other Member or the Management Committee.
(d)No Transfer of any interest in the Company otherwise permitted under this Agreement, including a Permitted Transfer, shall be effective for any purpose whatsoever until the transferee shall have assumed the transferor’s obligations to the extent of the interest Transferred, and shall have agreed to be bound by all the terms and conditions of this Agreement, by written instrument in form and substance reasonably satisfactory to the non-transferring Members.
(e)Upon the unanimous determination of the Management Committee that a transferee or the successor or representative of a Member has met the requirements for admission as a Member, the Manager shall have the authority and duty to amend this Agreement and to execute on behalf of the Members and the Company such amendments and other documents to the extent necessary to reflect the admission of such transferee as a substituted Member.
(f)Upon the admission of a transferee as a substituted Member, the transferor shall have no further obligations under this Agreement with respect to that portion of its Interest Transferred to the transferee; provided, that no Member or former Member shall be released, either in whole or in part, from any liability of such Member to the Company or the other Members under this Agreement or otherwise relating to periods through the date of such Transfer (whether as the result of a voluntary or involuntary Transfer) or any obligation that under Section 12.13 survives the Transfer of all or any portion of a Member’s Interest, unless each other Member agrees in writing to any such release.
8.6Conditions to Substitution. As conditions to its admission as a Member, an assignee, transferee or successor of a Member shall (a) execute and deliver any instruments, in form and substance satisfactory to the non-transferring Members, as the non-transferring Members reasonably request, and (b) pay all reasonable expenses in connection with its admission as a substituted Member.
8.7Admission as a Member. No Person shall be admitted to the Company as a Member unless either (a) the Interest or part thereof acquired by such Person has been registered under the Securities Act, and any applicable state securities Laws or (b) the Company has received a favorable opinion of the transferor’s legal counsel or of other legal counsel acceptable to the non-transferring Members to the effect that the Transfer of the Interest to such Person is exempt from registration under those Laws. The non-transferring Members, however, may waive the requirements of this Section 8.7.
8.8Change in Control
(a)In the event a Member or any its Affiliates enters into a definitive and binding agreement that, if consummated, would result in a Change of Control Event (“Receiving Member”), the Receiving Member must as soon as reasonably practicable notify the other Member in writing (“Change of Control Notice”);
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(b)If at the time of receiving the Change of Control Notice, the other Member holds a 50% or less Interest, that Member shall have the option at its sole discretion and exercisable within 30 days of receiving the Change of Control Notice (“Option Period”) to increase its Interest to 50.1% through the acquisition of a portion the then current Interest of the Receiving Member (so that the Receiving Member’s Interest will be reduced to 49.9%), and become the Manager, if it is not already (“Option”).
(c)The consideration payable for the acquisition of a portion of the Receiving Member’s Interest in accordance with Section 8.8(b) (the “Acquired Interest”) shall be based on the fair market value of that Acquired Interest. If the Members are unable to agree on the fair market value of the Acquired Interest within 20 days after the date the Receiving Member’s receipt of the Option Exercise Notice (as defined below), the fair market value shall be determined by an Expert.
(d)The Option shall be exercisable by the other member providing notice in writing to the Receiving Member during the Option Period (“Option Exercise Notice”).
(e)Closing of the Option shall occur within 10 days of receipt by the Receiving Member of the Option Exercise Notice.
(f)At that closing:
(i)the Receiving Member shall do all things required to transfer the Interests to the other Member;
(ii)the other Member shall pay the consideration due to the Receiving Member;
(iii)legal and beneficial title to the Interests subject to the Option (and property and risk in them) shall transfer to the other Member, and
(iv)the other Member shall become the Manager if it is not already.
8.9Economic Interest Holders. A transferee or successor to all or any portion of an Interest that is not admitted as a substituted Member of the Company shall be subject to all of the economic and non-economic obligations of a Member under this Agreement, including obligations to make Capital Contributions and reimbursement obligations, but shall not have any of the non-economic rights of a Member under this Agreement. For clarity, the non-economic rights of a Member include, without limitation, rights to vote, consent or approve matters under this Agreement, inspection rights, audit rights, rights to indemnification, and all rights to make any claims or demands against the Company, any Member or the Manager under this Agreement, the Act or otherwise. Each Member, by execution of this Agreement, acknowledges and agrees that any of its transferees or successors that is not admitted as a substituted Member of the Company shall be bound by this Section 8.9 and the other provisions of this Agreement.
ARTICLE IX
RESIGNATION, DISSOLUTION AND LIQUIDATION
9.1Resignation. A Member may resign from the Company only pursuant to the provisions of this Section 9.1.
(a)Voluntary Resignation. Any Member may resign from the Company for any reason or no reason effective as of the end of the then current Program and Budget period (the “Withdrawal Effective Date”) by giving notice to the other Member (a “Withdrawal
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Notice”) not later than 60 days before the end of such Program and Budget period. Upon such resignation, the resigning Member shall, subject to and in accordance with Section 9.1(d), relinquish to the Company its entire Interest, free and clear of Encumbrances created by, through or under the resigning Member, for no consideration whatsoever, other than the rights of such Member that under Section 12.13 expressly survive the resignation of a Member. The non-withdrawing Member must decide whether or not it wishes to continue with the business and provide notice in writing to the withdrawing Member via the Management Committee on or before the Withdrawal Effective Date of its decision (“Continuation Notice”). In the event a Continuation Notice refers to a decision to continue with the business of the Company, the withdrawing Member shall in that event and with effect from the Withdrawal Effective Date forfeit its Interest in favor of the non-withdrawing Member. In the event a Continuation Notice refers to a decision not to continue with the business, the Company shall terminate with effect from the Withdrawal Effective Date and both Members shall cooperate in good faith to procure the timely winding up of the Company in accordance with the provisions of Sections 9.3 and 9.4. Termination of this Agreement is without prejudice to any accrued rights of the Members hereunder. In particular, if the non-withdrawing Member in its sole discretion elects to continue the business, the withdrawing Member shall remain responsible for its share of environmental and any other liabilities of the Company or the Alta-Mesa Project which have accrued up to and including the Withdrawal Effective Date.
(b)Involuntary Resignation - Elimination of Minority Interest. Subject to Section 9.1(d), a Member shall be deemed to have resigned from the Company as a Member under section 18-306(2) of the Act upon the reduction of the Member’s Interest to less than 10%. Upon the deemed resignation, the other Member shall have the option exercisable at its sole discretion within 30 days of any such reduction (“Departing Option Period”) to acquire all of the remaining Interest of the Member deemed to have resigned (the “Departing Member”) at a fair market value to be determined by an Expert, such valuation to be determined as of the date that such Interest was reduced to less than 10% (“Departing Option”). The Departing Option shall be exercisable by the other Member providing 10 days’ notice in writing to the Departing Member during the Departing Option Period (“Departing Option Exercise Notice”). Closing of the Departing Option shall occur within 90 days of the Departing Member’s receipt of a Departing Option Exercise Notice. At such closing, (i) the Departing Member shall do all things required to transfer the Interests to the other Member; (ii) the other Member shall pay the consideration due to the Departing Member; (iii) legal and beneficial title to the Interests subject to the Departing Option (and property and risk in them) shall transfer to the other Member; and the Departing Member shall resign as Manager, if applicable. If the other Member does not exercise the Departing Option, then the Departing Member shall have the right to receive 1% of the Market Value of Products sold, defined and calculated in the same manner as set forth in the Uranium Lease (the “Member Royalty”). Other than the consideration described above and the rights of the Member that under Section 12.13 expressly survive the resignation or deemed resignation of a Member, the relinquishment by a Member of its Interest under this Section 9.1(b) shall be for no consideration whatsoever. Upon the effective date of a deemed resignation under this Section 9.1(b), the resigning Member shall, subject to and in accordance with Section 9.1(d), relinquish to the Company its entire Interest, free and clear of Encumbrances created by, through or under the Member.
(c)Recalculation and Restoration of Interest. Notwithstanding Section 9.1(b), if a Member’s Interest would be relinquished under Section 9.1(b) because of an adjustment to Interests under Section 6.7(c) in connection with the Member’s election not to contribute, or to contribute less than its Interest, to a Program and Budget, the resignation of the Member and the relinquishment of its Interest shall be deferred until after the completion of the Program and Budget period to take into account any recalculation of the Member’s Interest under Section 6.7(b) and any reimbursement by the Member of an Excess Amount under Section 6.7(c). If, after taking into account the recalculation and reimbursement, if any, the Interest should be
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relinquished under Section 9.1(b), then the Member shall immediately be deemed to resign as a Member and relinquish its Interest subject to and in accordance with Section 9.1(d); provided, however, that the resignation and relinquishment shall be deemed effective as of the beginning of the Program and Budget period. If, after taking into account the recalculation and reimbursement, if any, the Interest should not be relinquished, then the Member shall not be required to resign or relinquish its Interest under Section 9.1(b). The Manager shall make, and the Members shall cooperate with the Manager in making, the distributions and allocations of items of Profit, Loss and credit required by Section 6.7(d), and such other distributions, allocations of items of Profit, Loss and credit, and payments of Net Proceeds as the Manager reasonably determines are necessary or appropriate to effect the intent and accomplish the purposes of this Section 9.1(c).
(d)Actions Upon Resignation. Upon the resignation or deemed resignation of a Member, or the relinquishment of a Member’s Interest, the Member shall execute and deliver such instruments of assignment and conveyance, conveying its Interest to the Company (or to a designee of the Company designated by the other Member, which may include the other Member or its Affiliates) as the other Member reasonably requests.
9.2Non-Compete Covenant. A Member that has resigned or is deemed to have resigned or that has relinquished its Interest under Section 9.1, shall not, and shall cause its Affiliates (other than any individual officers or directors of that Member or its Affiliates who do not hold any real property interests in trust for that Member or its Affiliates, such Affiliates, excluding those officers and directors, referred to herein as “Restricted Parties” with respect to each Member) not to, directly or indirectly acquire any interest in real property within the Area of Interest for 60 months after the effective date of the resignation, deemed resignation, or relinquishment. If such former Member, or any Restricted Party, breaches this Section 9.2, such former Member shall or shall cause such Restricted Party to offer to convey to the Company (or any other Person designated by the Company), without cost, any such property or interest so acquired. Such offer shall be made in writing and may be accepted by the Company at any time within 20 days after its receipt by the Company. In addition to any other remedies provided by this Agreement and applicable Law, each Member agrees that the Company (or any remaining Member, on behalf of the Company), may enforce this Section 9.2 through such legal or equitable remedies, including an injunction, as a court of competent jurisdiction shall allow without the necessity of bringing an arbitration action or proving actual damages or bad faith, and each Member waives, and shall cause the relevant Restricted Parties to waive, any claim or defense that the Company (or any remaining Member, on behalf of the Company) has an adequate remedy at law and any requirement for the securing or posting of any bond in connection with such equitable remedy. The provisions of this Section 9.2 shall not apply with respect to any strategic transaction (such as a merger, consolidation or amalgamation) entered into by a former Member Parent where the counterparty or counterparties in such transaction directly or indirectly own any interests in real property within the Area of Interest; provided such real property interests do not constitute more than 20% of the value of the consolidated assets of such counterparty or counterparties, and provided further that such strategic transaction is not entered into for the purpose of avoiding the provisions of this Section 9.2.
9.3Dissolution. The Company shall be dissolved only upon the unanimous agreement of the Members.
9.4Liquidation.
(a)Liquidator. Promptly after the dissolution of the Company, the Management Committee shall appoint in writing one or more liquidators (who may be a Member or the Manager) who shall have full authority to wind up the affairs of the Company and to make a final distribution as provided in this Agreement. The liquidator shall continue to conduct
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Operations with all of the power and authority of the Management Committee and the Manager. Without limiting the previous sentence, the liquidator shall have the power and authority to complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of dissolution, if the transaction or obligation arises out of Operations before the time of dissolution. The liquidator shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Company, encumber the Alta Mesa Assets, and take any other reasonable action in any matter with respect to which the Company continues to have, or appears or is alleged to have, an interest or liability.
(b)Steps of Liquidator. The steps to be accomplished by the liquidator are as follows:
(i)As promptly as possible after dissolution, the liquidator shall cause a proper accounting to be made of the Company’s assets, liabilities and Operations through the last day of the month in which the dissolution occurs.
(ii)The liquidator shall pay all of the debts and liabilities of the Company or otherwise make adequate provision for such debts and liabilities (including, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine) to the extent required by the Act.
(iii)The liquidator shall then by payment of cash or property (at the election of the liquidator, and, in the case of property, valued under Section 5.3 of Exhibit C) distribute to the Members such amounts or property as are required to distribute all remaining amounts or property to the Members in accordance with Section 7.2.
(c)Distributions in Liquidation. In connection with the liquidation of the Company, those Members that agree in writing may be distributed in-kind undivided interests in the Alta Mesa Assets. For purposes of this Section 9.4, a distribution of an asset or an undivided interest in an asset in-kind to a Member shall be considered a distribution of an amount equal to the fair market value of such asset or undivided interest as determined under Section 5.3 of Exhibit C. Each Member shall have the right to designate another Person to receive any property that otherwise would be distributed in kind to that Member under this Section 9.4. Any real property, including any mineral interests, distributed to the Members shall be conveyed by special warranty deed subject to all Encumbrances, contracts and commitments then in effect with respect to such property, which shall be assumed by the Members receiving such real property. The distribution of cash or property to the Members in accordance with the provisions of this Section 9.4 shall constitute a complete return to the Members of their respective Capital Contributions and a complete distribution to the Members of their respective interests in the Company and all Company property. Without limiting the provisions of this Agreement that under Section 12.13 survive the termination of the Company, no Member shall have any obligation to contribute to the Company or pay to any other Member any deficit balance in such Member’s Capital Account.
(d)Compliance with Laws; Timing. Except as expressly provided herein, the liquidator shall comply with any applicable requirements of the Act and all other applicable Laws pertaining to the winding up of the affairs of the Company and the final distribution of its assets. Liquidation of the Company shall be completed within the time limits imposed by Treasury Regulations section 1.704-1(b)(2)(ii) and (g).
9.5Termination. Upon the completion of the distribution of the Company’s Assets as provided in Section 9.4, the Company shall be terminated and the liquidator shall file a
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certificate of cancellation of the certificate of formation of the Company and shall take such other actions as may be necessary to terminate the existence of the Company.
ARTICLE X
AREA OF INTEREST
10.1Acquisitions Within Area of Interest.
(a)General. Except as provided in this Section 10.1, no Member shall, or permit any Restricted Party to, acquire any interest or right to acquire any interest in any real property, minerals relating to real property wholly or partially within the Area of Interest (collectively, “Covered Real Property”), unless it is in accordance with this Section 10.1. In addition to any other remedies provided by this Agreement and applicable Law, each Member agrees that the Company (or any Member, on behalf of the Company), may enforce this Section 10.1 through such legal or equitable remedies, including an injunction, as a court of competent jurisdiction shall allow without the necessity of bringing an arbitration action under Section 12.11 or proving actual damages or bad faith, and each Member waives, and shall cause the relevant Restricted Parties to waive, any claim or defense that the Company (or any remaining Member, on behalf of the Company) has an adequate remedy at law and any requirement for the securing or posting of any bond in connection with such equitable remedy.
(b)Notice to Other Member. Within seven days after the acquisition by any Member (the “Acquiring Member”) or any relevant Restricted Party of any Covered Real Property (excluding Covered Real Property acquired by or on behalf of the Company under a Program), the Acquiring Member shall provide notice to the other Member of such acquisition. The Acquiring Member’s notice shall describe in detail the terms of the acquisition (including the associated costs), the Covered Real Property subject to the acquisition, whether or not the Acquiring Member believes the acquisition of the Covered Real Property by the Company is in its best interests, and the reasons for its conclusions. In addition to the notice, the Acquiring Member shall make any and all information concerning the Covered Real Property and the terms of the acquisition available for inspection by the other Member.
(c)Option Exercised. If, within seven days after receiving the Acquiring Member’s notice, the other Member provides notice to the Acquiring Member that it elects to participate in the Covered Real Property, the Acquiring Member shall, or shall cause its controlled Affiliate to, convey to the appropriate Owned Company (or to another entity as mutually agreed by the Members), by special warranty deed, its entire interest or right to acquire the Covered Real Property (or if to the other Member, a proportionate undivided interest in the Covered Real Property based on the Interests of the Members), free and clear of all Encumbrances arising by, through or under the Acquiring Member and its Affiliates, other than those to which both Members have agreed or those Encumbrances created pursuant to the acquisition contracts by which such Covered Real Property was acquired. If conveyed to the designated Owned (or such other entity as the Members may mutually agree), the Covered Real Property shall become a part of the Properties and the Alta Mesa Assets for all purposes of this Agreement immediately upon the notice of such other Member’s election to participate. Such other Member shall promptly pay to the Acquiring Member its proportionate share based on Interests of the Acquiring Member’s and its Affiliates’ actual out-of-pocket acquisition costs.
(d)Option Not Exercised. If the other Member does not give notice of its election to participate within the seven day period in Section 10.1(c), neither such other Member nor the Company shall have any interest in the Covered Real Property, and the Covered Real Property shall not be a part of the Properties or the Alta Mesa Assets or otherwise be subject to this Agreement.
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(e)Non-Applicability. The provisions of this Article X shall not apply with respect to any Covered Real Property which was owned by an individual officer or director of any Member or its Affiliates prior to the Effective Date (or, if such officer or director is appointed or elected after the Effective Date, prior to the date of such appointment or election.
ARTICLE XI
LICENSE
11.1License.
(a)Grant. enCore US hereby grants to the Company during the License Term a non-exclusive, non-sublicensable, and non-transferable license, under the Licensed Technology to make, have made, use, offer to sell, sell, and import Products from and at the Alta Mesa Project (“License”). No license or rights are granted to the Company by implication, estoppel, or otherwise, other than as expressly granted by enCore US under this Section 11.1(a).
(b)Improvements. As between the parties, enCore US and Boss Energy will jointly own (in accordance with the terms of the Collaboration Agreement) all right, title, and interest in and to any modification of or improvement or enhancement to any Licensed Technology made by Company’s employees or independent contractors (each, an “Improvement”). All Improvements will be included in the Licensed Technology for all purposes under this Agreement. Company hereby transfers and assigns to enCore US and Boss Energy, without additional consideration, all of its right, title, and interest in and to any Improvement made by any employee or independent contractor of Company, whether solely or jointly with any employee or independent contractor of enCore US, Boss Energy, or any third party. Company shall fully cooperate with enCore US and Boss Energy and take all further actions and execute, acknowledge, and deliver all assignments and other documents as enCore US and Boss Energy may reasonably request, to evidence and protect enCore US’ and Boss Energy’s intellectual property and other proprietary rights in and to all Improvements.
11.2Patent Matters.
(a)Prosecution and Maintenance. enCore US and Boss Energy, as provided under the Collaboration Agreement, shall have the sole right to file, prosecute, and maintain any patents included in the Licensed Technology.
(b)Enforcement. The Company shall promptly notify enCore US in writing of any actual or suspected infringement or misappropriation of the Licensed Technology, including any known details of such infringement or misappropriation. enCore US and Boss Energy, as provided under the Collaboration Agreement, shall have the first right, in their discretion, to bring any action or proceeding with respect to such infringement or misappropriation and to control its conduct (including any settlement).
11.3Compliance with Laws.
(a)The Company shall comply with all applicable laws and regulations in Alta Mesa in exercising its rights and performing its obligations under this Agreement, including the patent marking provisions of 35 U.S.C. § 287(a).
11.4License Term and License Termination.
(a)License Term. The License is effective as of the Effective Date and, unless terminated earlier in accordance with Section 11.4(b), will continue in effect until the expiration of the Licensed Technology (“License Term”).
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(b)Termination. The Company may terminate the License at any time, with or without cause, by providing at least 15 days’ prior written notice to enCore US. enCore US may terminate the License on written notice to the Company if the Company materially breaches this Agreement.
(c)Effect of Expiration or Termination. Upon any termination of the License or this Agreement, the Company shall immediately cease exercising all rights granted under the Licensed Technology.
ARTICLE XII
MISCELLANEOUS
12.1Confidentiality.
(a)Subject to Section 12.1(b), each Member and the Manager shall keep confidential and not use, reveal, provide or transfer to any third party any Confidential Information that it obtains or has obtained concerning the Company or the other Member without the prior written consent of the other Member, which consent shall not be unreasonably withheld or delayed, except (i) to the extent that disclosure to a third party is required by Law, (ii) information that, at the time of disclosure, is generally available to the public (other than as a result of a breach of this Agreement or any other confidentiality agreement to which such Person is a party or of which it has knowledge), as evidenced by generally available documents or publications, and (iii) information that was in the disclosing party’s possession before the Effective Date (as evidenced by appropriate written materials) and was not acquired directly or indirectly from the Company or the other Member (including in its capacity as the Manager).
(b)Notwithstanding Section 12.1(a), Confidential Information may be disclosed without consent to (i) a consultant, contractor, subcontractor, officer, director or employee of the Company, the Manager or any Member or any of their respective Affiliates that has a bona fide need to be informed of the Confidential Information, (ii) any third party to whom the disclosing Member or Manager contemplates a Transfer of all or any part of its Interest or the Assets, (iii) any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or an investment in the disclosing Member or the Company, or (iv) in connection with a press release or public announcement under Section 11.2.
(c)As to any disclosure under clause (i), (ii) or (iii) of Section 12.1(b), (i) the disclosing Member or Manager shall give notice to the other Member concurrently with the making of the disclosure, (ii) only such Confidential Information as the recipient has a legitimate business need to know shall be disclosed, (iii) the recipient shall first agree in writing to protect the Confidential Information from further disclosure to the same extent as the Members and the Manager are obligated under this Section 11.1, and (iv) the disclosing Member or Manager shall be responsible and liable for any use or disclosure by any such recipient that would constitute an impermissible use or disclosure by the disclosing Member or Manager.
(d)A Member or Manager shall continue to be bound by this Section 12.1 until the earlier of (i) the date that is 2 years after the cancellation of the certificate of formation of the Company (notwithstanding the resignation or deemed resignation of such Member or Manager or the Transfer by such Member of its entire Interest), and (ii) the date that is 2 years after the resignation or deemed resignation of such Member or Manager or, in the case of a Member, the Transfer by such Member of its entire Interest; provided that with respect to any Confidential Information that constitutes “trade secrets” of a Member or the Company under the Uniform Trade Secrets Act or similar applicable Laws, the provisions of this Section 12.1 shall survive indefinitely.
Limited Liability Company Agreement of JV Alta Mesa LLC: Page 37

12.2Public Announcements. Any Member or its Member Parent may issue any press release or make any public disclosure concerning the Company or Operations (x) that it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities or the publicly traded securities of any of its Affiliates or (y) that are made in the ordinary course of shareholder and stakeholder communication consistent with prior press releases of such Member or its Member Parent; provided that if a Member or any of its Affiliates intends to issue such a press release or make such a disclosure, it shall use commercially reasonable efforts to advise the other Member before issuing the press release or making the disclosure. Except as provided in the previous sentence, neither the Company, any Member, the Manager, nor any of their respective Affiliates, shall issue any press release or make any public announcement relating to the Company or Operations without the prior written approval of all of the Members.
12.3Notices. All notices to the Members or the Manager shall be in writing to the applicable address on the signature page to this Agreement, and shall be given (i) by personal delivery or recognized international overnight courier, (ii) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (iii) by registered or certified mail return receipt requested. All notices shall be effective and shall be deemed delivered (a) if by personal delivery or by overnight courier, on the date of delivery if delivered before 5:00 p.m. local destination time on a Business Day, otherwise on the next Business Day after delivery, (b) if by electronic communication on the Business Day after receipt of the electronic communication, and (c) if solely by mail, on the Business Day after actual receipt. A Member or Manager may change its address by notice to the other Members.
12.4Headings. The subject headings of the Articles, Sections and subsections of this Agreement and the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of their provisions.
12.5Waiver. Except for waivers specifically provided for in this Agreement, rights under this Agreement may not be waived except by an instrument in writing signed by the Member or Manager to be charged with the waiver. The failure of a Member or the Manager to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach of this Agreement shall not constitute a waiver of any provision of this Agreement or limit the Member’s or the Manager’s rights thereafter to enforce any provision or exercise any right.
12.6Amendment. Except for (a) amendments executed by the Manager in connection with the admission of additional or substituted Members under Sections 2.6 or 8.5(e), and (b) deemed amendments under Section 12.7, notwithstanding the definition of “limited liability company agreement” contained in section 18-101(7) of the Act or any other contrary provision of the Act, no amendment, restatement, modification, or supplement of or to this Agreement shall be valid or shall constitute part of the “limited liability company agreement” of the Company unless it is made in a writing duly executed by each Member or at least one Representative of each Member, which writing specifically indicates that it is amending, restating, modifying or supplementing this Agreement. To the extent reasonably possible, minutes, resolutions and consents of the Management Committee that are executed or approved by at least one Representative of each Member shall be read in a manner consistent with this Agreement. To the extent of any irreconcilable conflict between any provision of this Agreement and any such minutes, resolutions or consents, this Agreement shall control. Under no circumstances shall any consent or approval of the Management Committee that is not executed or approved by each Member or at least one Representative of each Member amend, restate, modify or supplement this Agreement.
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12.7Severability. If at any time any covenant or provision contained in this Agreement is deemed in a final, non-appealable ruling of the Arbitration Panel to be invalid or unenforceable, such covenant or provision shall be considered divisible and shall be deemed immediately amended and reformed to include only such portion of such covenant or provision as such Arbitration Panel has held to be valid and enforceable. Such covenant or provision, as so amended and reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included in this Agreement.
12.8Force Majeure. Except for any obligation to make Capital Contributions or other payments when due under this Agreement, the obligations of a Member or the Manager shall be suspended to the extent and for the period that performance is prevented in whole or in part by a Force Majeure Event. The affected Member or Manager shall promptly give notice to the other Member of the Force Majeure Event and the suspension of performance, stating in the notice the nature of and the reasons for the Force Majeure Event and its estimated duration. The affected Member or Manager shall resume performance as soon as reasonably possible.
12.9Rules of Construction. Each Member, Manager or other party to or bound by this Agreement acknowledges that it has been represented by counsel during the negotiation, preparation and execution of this Agreement or the acquisition of its Interest or other interest in the Company. Each such party therefore waives the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the drafter of the agreement or document.
12.10Governing Law.
(a)This Agreement, and the rights and liabilities of the Members under this Agreement, shall be governed by and interpreted in accordance with the Laws of the State of Delaware, except for its rules as to conflicts of Laws that would apply the Laws of another state.
(b)EXCEPT AS PROVIDED IN SECTION 12.11 or SECTION 12.19, THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN HOUSTON, TEXAS (OR, IF REQUIREMENTS FOR FEDERAL JURISDICTION ARE NOT MET, STATE COURTS LOCATED IN HARRIS COUNTY, TEXAS) AND APPROPRIATE APPELLATE COURTS THEREFROM FOR THE RESOLUTION OF ANY DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE, CONTROVERSY OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE, CONTROVERSY OR CLAIM BROUGHT IN ANY SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE, CONTROVERSY OR CLAIM. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE OR ARBITRATION AWARD PURSUANT TO SECTION 12.11 MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.
(c)TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES THAT THIS SECTION 11.10
Limited Liability Company Agreement of JV Alta Mesa LLC: Page 39

CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH SUCH PARTY IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT, THE ANCILLARY DOCUMENTS, AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY OR THEREBY.
12.11Dispute Resolution. Any dispute between the Members arising out of or in connection with this Agreement shall be resolved by arbitration administered by the International Chamber of Commerce (“ICC”) ICC rules (except as noted below) in force at the time of such dispute, which rules are deemed to be incorporated by reference into this Agreement.
(a)The seat of the arbitration will be in New York City, New York.
(b)The tribunal will consist of three arbitrators (the “Arbitration Panel”), at least one of which will be a partner in a nationally recognized law firm with significant experience with Delaware alternative entities (although that individual shall not be required to be licensed to practice law in Delaware) in the resource extraction industry (or, if the dispute significant materially related to Tax issues, the third arbitrator will be a tax partner of a nationally recognized law firm with significant experience with partnership tax). Each Member will pick one arbitrator and the two selected arbitrators will pick the third arbitrator.
(c)The language of the arbitration will be English.
(d)Unless the Arbitration Panel orders an earlier date, not less than 30 days before the beginning of the evidentiary hearing, each Member shall submit to the other Member the documents that it intends to use in the arbitration and a list of the witnesses whom that Member intends to call at the hearing. Each Member or its legal counsel shall have the right to examine witnesses and to cross-examine the witnesses of the opposing Member.
(e)Consistent with the expedited nature of arbitration, and except as the Arbitration Panel may expressly authorize, pre-hearing information exchange shall be limited to the reasonable production of relevant non-privileged documents explicitly referred to by a Member for the purpose of supporting relevant facts presented in its case, carried out expeditiously. Similarly, and except as the Arbitration Panel may expressly authorize, there shall no depositions or taking of testimony under oath outside of the hearing.
(f)To the extent reasonably possible, the Arbitration Panel shall issue its final award within six months after the date on which the third arbitrator is designated. The decision of the Arbitration Panel shall be final and binding. The award shall be in the form of written findings of fact and the conclusions of Law upon which the decision is based. The award shall not include any indirect, incidental, special, consequential, or punitive damages. Each Member shall bear its own costs, expenses, and attorneys’ fees incurred in connection with the arbitration. The claimant or claimants and the respondent or respondents shall each be responsible for one-half of the arbitrators’ fees and costs.
(g)Notwithstanding the pendency of any arbitration, the obligations of the Members under this Agreement shall remain in full force and effect; provided, that no Member shall be considered in default under this Agreement (except for defaults for the payment of money) during the pendency of an arbitration relating specifically to the default.
(h)The Arbitration Panel has no authority to make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. The Arbitration Panel shall have no authority to award exemplary, punitive, special, indirect, or consequential damages, but shall otherwise have the power to order any remedy available at law or in equity that is not otherwise prohibited by the terms of this Agreement.
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12.12Further Assurances. Each Member and the Manager agrees to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.
12.13Survival.
(a)Resignation, Relinquishment, Redemption and Transfer. After the resignation or deemed resignation of a Member, the relinquishment or redemption of a Member’s Interest, or the Transfer by a Member of its entire Interest in the Company, such former Member shall have no further rights or obligations as a Member of the Company relating to periods after the date of the resignation, deemed resignation, relinquishment, redemption or Transfer; provided, that after such resignation, deemed resignation, relinquishment, redemption or Transfer, such former Member shall (i) not be released, either in whole or in part, from any liability of such Member to the Company or the other Members under this Agreement or otherwise relating to periods through the date of such resignation, deemed resignation, relinquishment, redemption or Transfer, unless each other Member agrees in writing to any such release, (ii) remain liable to each other Member and former Member and their respective Indemnified Member Parties for its reimbursement and indemnification obligations under Sections 4.3 and 4.4, and (iii) shall continue to have the right to enforce the indemnification and reimbursement obligations of the Company, the other Members and the former Members under Sections 4.2, 4.3 and 4.4 with respect to actions, omissions or events occurring before the date of such resignation, deemed resignation, relinquishment, redemption or Transfer, notwithstanding any amendment, restatement, modification or supplement to this Agreement adopted after the date of such resignation, deemed resignation, relinquishment, redemption or Transfer that attempts to limit or restrict such rights. In addition, a former Member shall continue to be subject to its obligations, if any, under Sections 9.1(d) and 9.2 after the resignation or deemed resignation of such former Member.
(b)Dissolution, Liquidation and Termination. After the dissolution, liquidation and termination of the Company, (i) each Person that was a Member as of the date of the dissolution of the Company shall be entitled to copies of all information acquired by or on behalf of the Company on or before the date of termination and not previously furnished to such Person, (ii) if any former Member continues to own all or any portion of the Properties, each Person that was a Member as of the date of dissolution of the Company shall continue to have rights of ingress and egress to such Properties for purposes of ensuring Environmental Compliance, and (iii) each former Member (regardless whether such Person was a Member as of the date of the dissolution of the Company) shall remain liable for (A) its indemnification and reimbursement obligations under Sections 4.3 and 4.4, subject to Section 4.5, and (B) its Capital Contribution obligations under Sections 3.3 and 3.4, but only in the case of this clause (B) to the limited extent provided in Section 5.6(e).
(c)Survival of Provisions. The provisions of this Agreement shall survive any event described in Section 12.13(a) and (b) to the fullest extent necessary for the enforcement of such provisions and the protection of the Members, the Manager or other Persons in whose favor such provisions run.
12.14No Third Party Beneficiaries. Except to the extent specifically provided in this Agreement with respect to the Indemnified Member Parties (who are express third party beneficiaries of this Agreement solely to the extent provided in this Agreement), this Agreement is for the sole benefit of the Members, the Manager and the Representatives, and no other Person (including any creditor of the Company, the Members, the Indemnified Member Parties and the Manager), is intended to be a beneficiary of this Agreement or shall have any rights under this Agreement. Except as specifically provided in this Agreement, no Person (including any named
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third party beneficiary) shall have a right to approve any amendment or modification, or waiver under, this Agreement.
12.15Entire Agreement. This Agreement contains the entire understanding of the Members and the Manager with respect to the Company and supersedes all prior agreements, understandings and negotiations relating to the subject matter of this Agreement.
12.16Parties in Interest. This Agreement shall inure to the benefit of the permitted successors and permitted assigns of the Members and the Manager, and shall be binding upon the successors and assigns of the Members and the Manager (whether or not permitted).
12.17Counterparts. This Agreement may be executed in multiple counterparts, and all such counterparts taken together shall constitute the same document.
12.18Rule Against Perpetuities. The Members do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Properties, in an Interest, in the Alta Mesa Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the provisions of this Agreement shall be revised in such a way as to approximate most closely the intent of the Members within the limits permissible under such rules.
12.19Expert Determination. Where a matter is permitted or required by this Agreement to be determined by an Expert, either Member may refer that matter to the expert determination of an Expert and the following provisions apply:
(a)Subject to any other determination by the Expert the costs of obtaining the determination must be at the cost and expense of the Members equally (except that each Member must pay its own advisers, consultants and legal fees and expenses) unless the Members otherwise agree;
(b)The Expert determination must be conducted by a person or body agreed to by the Members or failing agreement by the person or body nominated or designated by the ICC;
(c)In making a determination:
(i)The Expert must act in that capacity and not as an arbitrator;
(ii)The Experts finding is final and binding upon the parties in the absence of manifest error;
(iii)The Expert must determine which Member or Members should bear the costs of any such determination and in what proportion. In making this decision, the Expert must consider the degree to which he or she considers such Member was unreasonable in failing to agree to the matter; and
(iv)The Expert may employ consultants to carry out his or her duties.
[Signatures on Next Page]
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The parties have executed this Agreement on the dates indicated below to be effective for all purposes as of the Effective Date.

MEMBERS:

enCore Energy US Corp.

Address: 101 N. Shoreline Blvd., Suite 450	By: /s/ W. Paul Goranson
Corpus Christi, TX 78401, USA	Name: W. Paul Goranson
Attention: W. Paul Goranson, CEO	Title: CEO
Facsimile: Pgoranson@encoreuranium.com	Date: 2/22/2024

Boss Energy (US) LLC

Address: Level 1, 420 Hay Street	By: /s/ Duncan Craib
Subiaco, WA 6008	Name: Duncan Craib
Australia	Title: President
Attention: Duncan Craib	Date: 2/22/2024
Email: duncan@bossenergy.com

Limited Liability Company Agreement of JV Alta Mesa LLC: Signature Page

APPENDIX A

Defined Terms
1.Defined Terms. As used in the Agreement, the following capitalized terms have the following meanings given:
“Accounting Procedure” means the accounting and other procedures in Exhibit B.
“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq.
“Adverse Consequences” mean with respect to a Person, claims, actions, causes of action, Damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements and expenses (including reasonable attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or nature against, suffered or incurred by the Person, including, if the Person is a Member, any of the foregoing suffered or incurred by the Company to the extent funded by Capital Contributions of the Member to the Company, but excluding any diminution in the value of the Company or the Alta Mesa Assets or any Interest.
“Affiliate” means with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the subject Person. Notwithstanding the previous sentence, the Company shall not be considered an Affiliate of either Member or any of their respective Affiliates, and neither Member shall be deemed an Affiliate of the other Member.
“Alta Mesa Assets” means any and all of the Alta Mesa Contracts, the Alta Mesa Real Property, the Alta Mesa Personal Property, the Records and any and all other assets and properties of the Owned Companies, including all water rights, easements and rights-of-way owned or controlled by the Owned Companies, as well as any other assets pertaining to the Alta Mesa Project that may be acquired by the Company during the term of this Agreement.
“Alta Mesa Contracts” means the contracts set forth in Section 3.13 of the Master Transaction Agreement.
“Alta Mesa Personal Property” has the meaning set forth in Section 3.15 of the Master Transaction Agreement.
“Alta Mesa Project” means all Exploration, Development, Mining, milling, processing, transportation, marketing and related operations and activities of the Operating Companies, as directed by the Manager pursuant to this Agreement, including all such Exploration, Development, Mining, milling, processing, transportation, marketing and related operations and activities involving the Alta Mesa Assets.
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“Alta Mesa Real Property” has the meaning set forth in Section 3.14 of the Master Transaction Agreement.
“Area of Interest” means an interest in any resource project, mining or exploration license or application or other mining related property wholly or partially within (a) 5 miles from the currently existing outer boundaries of the Alta Mesa Project or (b) where, based on the reasonable discretion of the acquiring Member, any mineral product derived therefrom is likely to be processed through the Alta Mesa central processing plants or other infrastructure.
“Budget” means a detailed estimate of all costs to be incurred and a schedule of Capital Contributions to be made by the Members with respect to a Program.
“Business” means the conduct of the business of the Company in furtherance of the purposes stated in Section 2.3 and in accordance with this Agreement.
“Business Account” means the account maintained by the Manager for the Company in accordance with the Accounting Procedure.
“Business Day” means any day on which federally chartered banks are generally open for business in Houston, Texas.
“Capital Account” means the capital account maintained for each Member in accordance with Treasury Regulations section 1.704-1(b)(2)(iv).
“Capital Contribution” means, with respect to a Member, the sum of (a) the dollar amounts of any cash and cash equivalents contributed by the Member to the capital of the Company, plus (b) the fair market value, as agreed by all of the Members, or if they cannot agree, as determined by the Management Committee, of any property (other than cash or cash equivalents) contributed by the Member to the capital of the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to). In the context of a proposed or adopted Program and Budget, Capital Contribution means the proposed or actual amount of capital that each Member is required to contribute to the Company from time to time to fund the Program and Budget.
“CFIUS” means the Committee on Foreign Investment in the United States.
“Change of Control Event” means any definitive and binding agreement, which, if consummated, would result in a third party (whether alone or together with any other third party):
(a)directly or indirectly acquiring an interest in, or having a right to acquire, a legal, beneficial or economic interest in, or control of 50% or more of the voting securities of a Member;
(b)if not a corporation, limited company, limited liability company or similar entity exclusively managed by a board of directors or similar governing body, directly or indirectly acquiring Control of a Member; or
Appendix A – Defined Terms: Page 2

(c)otherwise directly acquiring or merging, or being involved in an amalgamation or reconstruction with the Member in which the holders of voting securities of such Member prior to such transaction do not own a majority of the voting securities of such resulting entity immediately after such transaction; whether by way of takeover bid, members’ or creditors’ scheme of arrangement, shareholder approved acquisition, capital reduction, buy-back, sale or purchase of shares, other securities or assets, assignment of assets and liabilities, incorporated or unincorporated joint venture, dual-listed company (or other synthetic merger), deed of company arrangement, any debt for equity arrangement or other transaction or arrangement; provided, however for the avoidance of doubt, that a Change of Control Event shall not include any transaction involving the sale, exchange or other disposition (however effectuated, including through any of the foregoing) of either Boss Energy or enCore or their successors or any bona fide debt financing secured by the assets of a Member.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collaboration Agreement” means that certain Strategic Collaboration Agreement, dated and effective as of December 5, 2023, by and between enCore US and Boss Energy.
“Company” means JV Alta Mesa LLC, the Delaware limited liability company governed by this Agreement.
“Confidential Information” means all information, data, knowledge and know-how (including formulas, patterns, compilations, programs, devices, methods, techniques and processes) provided by the Company, a Member or the Manager, any of their respective Affiliates, or any of their respective employees or agents, to any of the foregoing that either (a) derive independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and that are the subject of efforts that are reasonable under the circumstances to maintain their secrecy, or (b) that are designated by the providing Person as confidential, in each case including all analyses, interpretations, compilations, studies and evaluations based on the information, data, knowledge and know-how that are generated or prepared by or on behalf of the recipient of the information, data, knowledge or know-how.
“Continuing Obligations” means obligations or responsibilities that are reasonably expected to or actually continue or arise after Operations on a particular area of the Properties have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance.
“Contributed Capital” means the aggregate amount of Capital Contributions made by each Member to the Company.
“Control” means (a) when used as a verb, (i) with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of the entity through the legal or beneficial ownership of voting securities or the right to appoint managers, directors or corporate management, or by contract, operating agreement, voting trust or otherwise, and (ii) with respect to a natural person, the actual or legal ability to control the actions of another, through family relationship, agency,
Appendix A – Defined Terms: Page 3

contract or otherwise, and (b) when used as a noun, an interest that gives the holder the ability to exercise any of the powers described in clause (a).
“Damages” means the amount of any actual Liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Person (to be indemnified under this Agreement) arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the reasonable costs of investigation and/or monitoring of such matters, and the reasonable costs of enforcement of the indemnity; provided, however, that the term “Damages” shall not include (i) loss of profits or other consequential damages suffered by the party claiming indemnification, or any punitive damages (except as otherwise provided herein), or (ii) any Liability, loss, cost, expense, claim, award or judgment to the extent resulting from or to the extent increased by the actions or omissions of any indemnified party after the Closing Date.
“Default Rate” means a rate per annum equal to the lesser of (a) the Prime Rate plus three percentage points, and (b) the maximum non-usurious rate permitted by applicable Law.
“Development” means all preparation (other than Exploration) for the removal and recovery of Products, including pre-stripping, stripping and the construction or installation of a mill, leach facilities, or any other improvements to be used for the mining, handling, milling, processing or other beneficiation of Products, and all related Environmental Compliance.
“Dilution Multiple” means 1.5.
“enCore PFN Technology” has the meaning assigned to such term in the Collaboration Agreement.
“Encumbrance” means any mortgage, deed of trust, security interest, pledge, lien, right of first refusal, right of first offer, other preferential right, profits interest, net profits interest, royalty interest, overriding royalty interest, conditional sale or title retention agreement, or other burdens of any nature.
“Environmental Compliance” means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.
“Environmental Compliance Fund” means the account established under Section 2.14 of Exhibit B.
“Environmental Laws” means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; employee
Appendix A – Defined Terms: Page 4

health and safety; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including ambient air, surface water and groundwater; and all other Laws relating to the existence, manufacture, processing, distribution, use, treatment, storage, disposal, recycling, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.
“Environmental Liabilities” means any and all Adverse Consequences (including liabilities for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) that are asserted against the Company, either Member or the Manager, by any Person other than the other Members, arising out of, based on or resulting from (a) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties or emanating, migrating or threatening to emanate or migrate from the Properties to off-site properties, (b) physical disturbance of the environment, or (c) the violation or alleged violation of any Environmental Laws.
“Expert” means an independent person or nationally recognized valuation firm suitably qualified and capable of making an expert determination under this Agreement.
“Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products, including drilling required after discovery of potentially commercial mineralization, and all related Environmental Compliance.
“Force Majeure Event” means, with respect to the Manager or any Member, any cause, condition, event or circumstance, whether foreseeable or unforeseeable, beyond its reasonable control, including the following to the extent beyond its reasonable control: (a) labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Member or Manager to grant), (b) the inability to obtain on reasonably acceptable terms any Permit or private license, consent or other authorization, and any actions or inactions by any Governmental Authorities that delay or prevent the issuance or granting of any Permits or other authorization required to conduct Operations beyond the reasonable expectations of the Member or Manager seeking the Permit or other authorization, including (i) the failure to complete any review and analysis required by the National Environmental Policy Act or any similar state law within 30 months after initiation of that process, and (ii) an appeal of the issuance of a Permit or authorization that revokes, suspends or curtails the right under the Permit or authorization to conduct Operations, (c) changes in Law, and instructions, requests, judgments and orders of Governmental Authorities, (d) curtailments or suspensions of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws, (e) acts of terrorism, acts of war, and conditions arising out of or attributable to terrorism or war, whether declared or undeclared, (f) riots, civil strife, insurrections and rebellions, (g) fires, explosions and
Appendix A – Defined Terms: Page 5

acts of God, including earthquakes, storms, floods, sink holes, droughts and other adverse weather conditions, (h) delays and failures of suppliers to supply, or of transporters to deliver, materials, parts, supplies, services or equipment, (i) contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services, (j) accidents, (k) breakdowns of equipment, machinery or facilities, (l) actions by native rights groups, environmental groups, or other similar special interest groups, and (m) other causes, conditions, events and circumstances, whether similar or dissimilar to the foregoing, beyond its reasonable control.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any domestic or foreign national, regional, state, tribal, or local court, governmental department, commission, authority, central bank, board, bureau, agency, official, or other instrumentality exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government.
“IFRS” means the International Financial Reporting Standards.
“Insolvency Event” means, with respect to a Person, the occurrence of any of the following events: (a) a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of the Person’s assets is appointed and the appointment is neither made ineffective nor discharged within 60 days after the making thereof, or the appointment is consented to, requested by, or acquiesced in by the Person, (b) the Person commences a voluntary case, or consents to the entry of any order for relief in an involuntary case, under any applicable bankruptcy, insolvency or similar Law, (c) the Person consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets, (d) the Person makes a general assignment for the benefit of creditors or fails generally to pay its debts as they become due, or (e) entry is made against the Person of a judgment, decree or order for relief affecting a substantial part of its assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar Law.
“Interest” means, with respect to a Member (a) the limited liability company interest of the Member, including the Member’s Capital Account and share of items of Profit, Loss and credits of, and the right to receive distributions (liquidating or otherwise) from the Company under the terms of this Agreement, (b) the Member’s status as a Member, (c) all other rights, benefits and privileges enjoyed by the Member in its capacity as a Member, including the Member’s rights to vote, consent and approve those matters described in this Agreement, and (d) all obligations, duties and liabilities imposed on the Member under this Agreement in its capacity as a Member (but not in the capacity of a Manager or other capacity). The Interest of a Member shall be reflected as a percentage, reflecting the percentage interest of the Member in certain allocations of items of Profit, Loss and credit and certain distributions of cash or property, as the percentage interest may from time to time be adjusted under this Agreement. Interests shall be calculated to three decimal places and rounded to two (e.g., 1.519% rounded to 1.52%). Decimals of 0.005 or more shall be rounded up to 0.01. Decimals of less than 0.005 shall be rounded down. The initial Interests of the Members as of the Effective Date are in Section 3.1(a).
Appendix A – Defined Terms: Page 6

“Joint Technology” has the meaning assigned to such term in the Collaboration Agreement.
“Law” means all applicable federal, state, local, municipal, tribal and foreign laws (statutory or common), rules (including the rules of any stock exchange on which the shares of any Member or any Affiliate of a Member are listed), ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.
“Leased Property” means the undivided 100% leasehold interest in certain fee minerals in Brooks and Jim Hogg Counties, Texas, as more particularly described as “Leased Property” in Exhibit A.
“Licensed Technology” shall mean collectively, the enCore PFN Technology and Joint Technology.
“Loss” mean any item of loss or deduction of the Company as determined under the capital accounting rules of Treasury Regulation § 1.704-1(b)(2)(iv) for purposes of adjusting the capital accounts of the Members including, without limitation, the provisions of paragraphs (b), (f) and (g) of those regulations relating to the computation of items of deduction and loss.
“Member” and “Members” mean enCore US and Boss and any other Person admitted as a substituted or additional Member of the Company under this Agreement. The term “Member” also includes a former Member, but only to the extent of any rights or obligations under this Agreement that expressly survive the resignation of the Member, the Transfer of the Member’s Interest or the dissolution and liquidation of the Company.
“Member Parent” means either Boss Energy or enCore Energy.
“Minerals” means all minerals of any kind or character, other than oil and gas, including, but not limited to, uranium and all other minerals mined or extracted primarily for values derived from their content of minerals, in the form of ores, mine waters, leachates, pregnant liquors, pregnant slurries, concentrated slurries, precipitates, whether in dry or slurry state, concentrates, or products beneficiated, upgraded or refined further than concentrates, and whether occurring in intimate depositional relationship with uranium and recovered as secondary values during the mining, extraction, processing, or treatment of uranium.
“Mining” means the mining, extracting, producing, handling, milling or other processing of Products.
“Misconduct” means, with respect to a Member (a) an unauthorized act or assumption of liability by the Member, or any of its directors, officers, employees, agents and attorneys done or undertaken, or apparently done or undertaken, on behalf of the Company or the other Member, except under the authority expressly granted in this Agreement or as otherwise agreed in writing by the Members, (b) a material breach by the Member in its capacity as a
Appendix A – Defined Terms: Page 7

Member (but not in its capacity as a Manager or Representative) of any covenant contained in this Agreement, or (c) if the Member or an Affiliate of the Member is the Manager, a material breach by the Manager of any of its obligations under this Agreement that (i) constitutes a breach of its standard of care under Section 5.4 for gross negligence or willful misconduct, as limited by Section 5.5 and (ii) continues for 30 days after notice from any other Member demanding performance (unless the Manager in good faith disputes the existence of the material breach)
“MTA Execution Date” shall mean December 5, 2023.
“Operating Companies” means the Owned Companies and Leoncito Restoration, L.L.C.
“Operations” means the activities and operations (including those activities and operations provided by the Manager on behalf of the Company) of the Company and the Operating Companies.
“Option Property” means the property covered by the Uranium Option.
“Owned Companies” means enCore Alta Mesa, LLC, Leoncito Plant, L.L.C. and Leoncito Project, L.L.C.
“Owned Property” means the undivided 100% interest in certain fee surface in Brooks County, Texas, as more particularly described as the “Owned Property” in Exhibit A.
“Permit” means any permit, franchise, license, authorization, order, certificate, registration, variance, settlement, compliance plan or other consent or approval granted by any Governmental Authority.
“Permitted Encumbrances” means any or all of the following: (i) this Agreement; (ii) consents to assignment that have been obtained, or will be obtained prior to the Closing, from the appropriate Person(s) for the transactions contemplated by this Agreement and the Ancillary Documents; (iii) liens for Taxes or assessments not yet delinquent; (iv) materialmen’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law); (v) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the conveyance of the Alta Mesa Assets or rights or interests therein if they are not required prior to, or are customarily obtained subsequent to, a conveyance in the region where the Alta Mesa Assets are located; (vi) easements, rights-of-way, covenants, servitudes, permits, surface leases and other rights in respect of surface operations which do not, individually or in the aggregate, prevent or materially adversely affect the use, ownership, development or operation of any Alta Mesa Assets; (vii) all rights reserved to or vested in any Governmental Authority to control or regulate any of the Alta Mesa Assets in any manner or to assess Tax with respect to the Alta Mesa Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license or permit issued by any
Appendix A – Defined Terms: Page 8

Governmental Authority; (viii) the royalties set out in the Uranium Lease; and (ix) any other Encumbrance on or affecting the Alta Mesa Assets which is paid off and released on or before the Closing or which is discharged on or before the Closing, including the EF Note and the EF Security Documents.
“Person” means a natural person, corporation, joint venture, partnership, limited liability partnership, limited partnership, limited liability limited partnership, limited liability company, trust, estate, business trust, association, Governmental Authority or other entity.
“PFN Technology” has the meaning assigned to such term in the Collaboration Agreement.
“Prime Rate” means the interest rate quoted as “Prime” by Bank of America, N.A., at its head office, as the rate may change from day to day (which quoted rate may not be the lowest rate at which the bank loans funds).
“Products” means all ores, Minerals and mineral resources produced from the Alta Mesa Assets .
“Profit” means any item of income or gain of the Company as determined under the capital accounting rules of Treasury Regulation § 1.704-1(b)(2)(iv) for purposes of adjusting the Capital Accounts of the Members including, without limitation, the provisions of paragraphs (b), (f) and (g) of those regulations relating to the computation of items of income or gain.
“Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager for a year or any longer period.
“Properties” means (a) the Owned Property, the Leased Property, and the Option Property (which together constitute the Alta Mesa Real Property), together with all water and water rights, easements and rights-of-way, and other appurtenances attached to or associated with the Owned Property or the Leased Property, and (b) all other interests in real property within the Area of Interest that are acquired by the Company.
“Records” means copies of any files, records, maps, information, and data, whether written or electronically stored, relating to the Alta Mesa Assets or the Operating Companies, including: (i) land and title records (including title documents and warranties, abstracts of title, title opinions and memoranda, title curative documents and prospect files); (ii) contracts, electric logs, core data, pressure data, decline curves, graphical production curves, geological and mineral resource data (including all maps, logs and reports) and a non-exclusive license to all geophysical data owned by an Operating Company or any of its Affiliates; correspondence; (iv) operations, production, accounting, lease and division order records; (v) production, facility and well records and data; and (vi) any other records, books and files relating to any of the Alta Mesa Assets or the Operating Companies.
Appendix A – Defined Terms: Page 9

“Securities Act” means the U.S. Securities Act of 1933, together with the rules and regulations promulgated by the United States Securities and Exchange Commission under the statute.
“Surface Use Agreements” means the surface use agreements described in Section 3.13 of the Master Transaction Agreement.
“Tax Distribution Amount” means, with respect to each Member, the remainder of the amount calculated in clause (a) below minus the amount calculated in clause (b) below.
(a)The amount under this clause (a) is the product of Tax Percentage multiplied by the remainder of (i) the cumulative amounts of items of income and gain allocated to the Member for federal income tax purposes for all periods (excluding gains from the sale of all or substantially all the assets of the Company), minus (ii) the cumulative amounts of items of deduction, loss and expense allocated to the Member for federal income tax purposes for all periods (excluding losses from the sale of all or substantially all of the assets of the Company).
(b)The amount under this clause (b) is the cumulative distributions distributed to the Member pursuant to this Agreement for all periods.
“Tax Percentage” means a percentage (which percentage shall be the same for each Member regardless of such Member’s actual effective state or federal tax rates) established at the maximum marginal state and federal tax rates in effect for corporations resident in the State of Texas for the calendar year to which the applicable Tax Distribution relates or such other rate as the Management Committee shall reasonably determine. The Tax Percentage shall be _____ percent or such other percentage reasonably determined by the Management Committee in accordance with the preceding sentence from time to time.
“Transfer” means, with respect to any asset, including any Interest or other interest in the Company (including any right to receive distributions from the Company or any other economic interest in the Company), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of the asset, whether the disposition is voluntary, involuntary or by merger, exchange, consolidation, bankruptcy or other operation of Law, including (a) in the case of an asset owned by a natural person, a transfer of the asset upon the death of its owner, whether by will, intestate succession or otherwise, (b) in the case of an asset owned by a Person that is not a natural person, a distribution of the asset, including in connection with the dissolution, liquidation, winding up or termination of the Person (other than a liquidation under a deemed termination solely for tax purposes), and (c) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance on the asset; provided, that the creation of an Encumbrance on an asset shall not constitute a Transfer of the asset.
“Underlying Agreement” means any agreement, conveyance or instrument to which any of the Properties are subject and that contain unperformed, ongoing or surviving obligations or liabilities of any party, including the Uranium Leases, the Uranium Option and the Surface Use Agreements, and the other agreements, conveyances and instruments contributed to the Company by enCore US and described on Exhibit A.
Appendix A – Defined Terms: Page 10

“Uranium Lease” means the mining lease covering the Leased Property, as more particularly described in Exhibit A.
“Uranium Loan Agreement” means the Uranium Loan Agreement between encore US and Boss Energy dated December 5, 2023.
“Uranium Option” means the option agreement covering the Option Property, as more particularly described in Exhibit A.
“Variable Costs” means the costs described in Exhibit F.
2.Terms Defined in the Agreement. As used in the Agreement, the following terms have the meanings given in the Agreement where indicated below:

Defined Term Where Defined

Acquiring Member 40
Agreement 1
Allowable Excess Costs 24
Alternative Program and Budget 21
Amendments 21
Boss 1
Boss Energy 1
Cameco Facility 3
Cash Call 5
Change of Control Notice 35
Continuation Notice 37
Contributing Member. 22
ConverDyn Facility 3
Covered Real Property 40
CTA. 4
Default Amount 6
Delinquent Member 6
Departing Member 37
Departing Option 37
Departing Option Exercise Notice 37
Departing Option Period 37
Draft Program and Budget 21
Effective Date 1
enCore 1
enCore US 1
Excess Contribution 22
Appendix A – Defined Terms: Page 11

Final Converter Assessment 29
Fully Burden Costs 29
ICC 46
Improvement 41
Indemnified Member Parties 8
Indemnifying Member 8
Joint Funding 5
Lessor 30
License 41
License Term 42
Management Committee 11
Manager 15
Margin 29
Master Transaction Agreement 1
Member Royalty 37
Non-Contributing Member 22
Non-Contribution Notice 22
Notified Member 33
Offer Notice 33
Offered Interest 33
Offered Price 33
Offered Terms 33
Option 35
Option Exercise Notice 36
Option Period 35
Permitted Interest Encumbrances 32
Permitted Transfers 31
Product A/R 29
Program and Budget Deadline 21
Receiving Member 35
Representatives 11
Royalty Administrator 30
Selling Member 33
Tax Distributions 27
Underfunded Amount 22
Withdrawal Effective Date 36
Withdrawal Notice 36

Appendix A – Defined Terms: Page 12

EXHIBIT A

Property Description and Area of Interest

(Intentionally Omitted.)
Exhibit A – Property Description and Area of Interest: Page 1

EXHIBIT B

Accounting Procedure
This Exhibit B describes the financial and accounting procedures to be followed by the Manager under the Agreement. The purpose of these Accounting Procedures is to establish equitable methods for determining charges and credits applicable to Operations. It is the intent of the Members that no Member shall lose or profit by reason of the designation of one of them to exercise the duties and responsibilities of the Manager. The Members shall meet and in good faith endeavor to agree upon changes deemed necessary to correct any unfairness or inequity.
ARTICLE I
GENERAL REQUIREMENTS
1.1General Accounting Records. The Manager shall maintain detailed and comprehensive cost accounting records in accordance with this Accounting Procedure, including general ledgers, supporting and subsidiary journals, invoices, checks and other customary documentation, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of operations for managerial, tax, regulatory or other financial reporting purposes. Such records shall be retained for the duration of the period allowed the Members for audit or the period necessary to comply with tax or other regulatory requirements. The records shall reflect all obligations, advances and credits applicable to the Company or allocable to the Members.
1.2Bank Accounts. The Manager shall maintain one or more separate bank accounts for the payment of all expenses and the deposit of all cash receipts for the Company.
1.3Statements and Billings. The Manager shall prepare monthly Cash Calls and bill the Members for Capital Contributions as provided in Sections 3.4, 6.9 and 6.10 of the Agreement. Subject to Section 6.13 of the Agreement, payment of any billing by a Member (including the Manager) shall not prejudice such Member’s right to protest or question the correctness of the billing or related monthly statement for up to 24 months after the date the billing or statement was received by the Member. Subject to Section 6.13 of the Agreement, all written exceptions to and claims upon the Manager for incorrect charges, billings or statements shall be made upon the Manager within such 24-month period. The time period permitted for adjustments hereunder shall not apply to adjustments resulting from periodic inventories as provided in Article V.
ARTICLE II
CHARGES TO BUSINESS ACCOUNT
Subject to the limitations contained in this Accounting Procedure, the Manager shall charge the Business Account with the costs, expenditures and other charges described in this Article II.
2.1Rentals, Royalties and Other Payments.
(a)Maintenance of Properties. All property acquisition and holding costs, including filing fees, license fees, costs of permits, rentals, any required advance royalties, surface use payments, and all other payments made by the Manager that are necessary to acquire or maintain title to the Alta Mesa Assets.
Exhibit B – Accounting Procedure – Page 1

(b)Maintenance of Owned Companies. All costs required to keep the Owned Companies in good standing in the State of Texas (including filing costs and franchise taxes).
2.2Labor and Employee Benefits.
(a)Salaries and Wages. Salaries and wages of the Company’s or the Manager’s employees directly engaged in Operations, including salaries or wages of employees who are temporarily assigned to and directly employed by same.
(b)Benefits. The Manager’s or the Company’s, as applicable, cost of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under Sections 2.2(a) and 2.12. Such costs may be charged on a “when and as paid basis” or by “percentage assessment” on the amount of salaries and wages. If percentage assessment is used, the rate shall be applied to wages or salaries excluding overtime and bonuses. Such rate shall be based on the Manager’s or the Company’s, as applicable, cost experience and shall be periodically adjusted at least annually to ensure that the total of such charges does not exceed the actual cost of such charges to the Manager or the Company, as applicable.
(c)Benefit Plans. The Manager’s or the Company’s, as applicable, actual cost of established plans for employees’ group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus (except production or incentive bonus plans under a union contract based on actual rates of production, cost savings and other production factors, and similar non-union bonus plans customary in the industry or necessary to attract competent employees, which bonus payments shall be considered salaries and wages under Sections 2.2(a) or 2.12 rather than benefit plans) and other benefit plans of a like nature applicable to salaries and wages chargeable under Sections 2.2(a) or 2.12; provided, that the plans are limited to the extent feasible to those customary in the industry.
(d)Employment Taxes. Cost of Taxes imposed by any Governmental Authority that are applicable to salaries and wages chargeable under Sections 2.2(a) and 2.12, including all penalties except those resulting from the willful misconduct or gross negligence of the Manager.
2.3Materials, Equipment and Supplies. The cost of materials, equipment and supplies (“Material”) purchased from unaffiliated third parties or furnished by the Manager or any Member as provided in Article III. The Manager shall purchase or furnish only so much Material as may be required for immediate use in efficient and economical Operations. The Manager also shall maintain inventory levels of Material at reasonable levels to avoid unnecessary accumulation of surplus stock.
2.4Equipment and Facilities Furnished by Manager. The cost of machinery, equipment and facilities owned by the Manager and used in Operations or used to provide support or utility services to Operations charged at rates commensurate with the actual costs of ownership and operation of such machinery, equipment and facilities. Such rates shall include costs of maintenance, repairs, other operating expenses, insurance, taxes, depreciation and interest at a rate not to exceed [8]% per annum. Such rates shall not exceed the average commercial rates currently prevailing in the vicinity of the Operations.
2.5Transportation. Reasonable transportation costs incurred in connection with the transportation of employees and material necessary for the Operations.
2.6Contract Services and Utilities. The cost of contract services and utilities procured from outside sources, other than services described in Sections 2.9 and 2.13. If contract
Exhibit B – Accounting Procedure – Page 2

services are performed by the Manager or an Affiliate of the Manager, the cost charged to the Business Account shall not be greater than that for which comparable services and utilities are available in the open market within the vicinity of the Operations. The cost of professional consultant services procured from outside sources in excess of $10,000 shall not be charged to the Business Account unless approved by the Management Committee.
2.7Insurance Premiums. Net premiums paid for insurance required to be carried for Operations for the protection of the Manager and the Members. When the Operations are conducted in an area where the Manager or the Company, as applicable, may self-insure for Workmen’s Compensation or Employer’s Liability under state Law, the Manager may elect to include such risks in its self-insurance program and shall charge its costs or the Company’s costs, as applicable, of self-insuring such risks to the Business Account provided that such charges shall not exceed published manual rates.
2.8Damages and Losses. All costs in excess of insurance proceeds necessary to repair or replace damages or losses to any of the Alta Mesa Assets resulting from any cause other than the willful misconduct or gross negligence of the Manager. The Manager shall furnish the Management Committee with written notice of damages or losses as soon as practicable after a report of such damages or losses has been received by the Manager.
2.9Legal and Regulatory Expense. Except as otherwise provided in Section 2.13, all legal and regulatory costs and expenses incurred in or resulting from the Operations or necessary to protect or recover the Alta Mesa Assets. All attorneys’ fees and other legal costs to handle, investigate and settle litigation or claims, including the cost of legal services provided by the Manager’s legal staff, and amounts paid in settlement of such litigation or claims in excess of $[25,000] shall not be charged to the Business Account unless approved by the Management Committee.
2.10Audit. The cost of audits under Section 6.13 of the Agreement if requested by a Member.
2.11Taxes. All Taxes (except income Taxes and similar Taxes measured based on the income of a Member) of every kind and nature assessed or levied upon or in connection with the Alta Mesa Assets, the Owned Companies, the production of Products or Operations.
2.12District Expense (Field Supervision). A pro rata portion of (a) the salaries and expenses of the Manager’s superintendent and other employees serving Operations whose time is not allocated directly to such Operations, and (b) the costs of maintaining and operating an office (the “Manager’s Project Office”) and any necessary suboffice. The expense of those facilities, less any revenue therefrom, shall include depreciation or a fair monthly rental in lieu of depreciation of the investment. The total of such charges for all properties served by the Manager’s employees and facilities shall be apportioned to the Business Account on the basis of a ratio, the numerator of which is the direct labor costs of the Operations and the denominator of which is the total direct labor costs incurred for all activities served by the Manager.
2.13Administrative Charge.
(a)The Manager shall receive (i) reimbursement for all documented, reasonable, actual out-of-pocket costs and expenses incurred in acting as Manager on behalf of the Company and its subsidiaries expressly authorized and approved under the Agreement (including (x) under any approved Program and Budget or (y) Acceptable Excess Costs) and (ii) a monthly management fee payable from the Company to the Manager calculated as 7.5% of Allocable Costs of the Manager (“Management Fee”). The Management Fee shall be a
Exhibit B – Accounting Procedure – Page 3

liquidated amount to reimburse the Manager for its general and administrative expenses for management oversight, general administrative expenses, and strategic planning.
The following is a list of items that constitute “Allocable Costs” incurred by the Manager:
(i)Administrative supervision, which includes all indirect services rendered by managers, department supervisors, officers and directors of the Manager;
(ii)Accounting, data processing, personnel administration, billing and record keeping in accordance with governmental regulations, and preparation of reports;
(iii)Routine legal services rendered by outside counsel and the Manager’s legal staff, including property acquisition, attorney management and oversight, and support services provided by Manager’s legal staff concerning any litigation, but in each case only to the extent not charged directly to the business account of Newco; and
(iv)Rentals and other charges for office and records storage space, telephone service, information technology and data security, office equipment and supplies.
(b)The term “Allocable Costs” shall not include (i) depreciation, depletion or amortization of tangible or intangible assets or (ii) amounts charged to recover third party out-of-pocket expenses directly incurred on behalf of the Company that are subject to reimbursement under the Agreement. The Management Committee may periodically review the administrative charges and shall amend the methodology or rates used to determine such charges if they are found to be insufficient or excessive based on the principles that the Manager should be fairly and adequately compensated for its general and administrative costs and expenses and shall not profit or suffer loss as a result of serving as Manager on an annual basis. The Management Fee shall be payable on a monthly basis as provided in monthly Cash Calls to the Members.
2.14Environmental Compliance Fund. Costs of reasonably anticipated Environmental Compliance which, on a Program basis, shall be determined by the Management Committee and shall be based on proportionate contributions in an amount sufficient to establish the Environmental Compliance Fund, which through successive proportionate contributions during the life of the Company, will pay for ongoing Environmental Compliance conducted during Operations and that will aggregate the reasonably anticipated costs of mine closure, post-Operations Environmental Compliance and Continuing Obligations. The Manager shall invest amounts in the Environmental Compliance Fund as provided in Section 5.3(p) of the Agreement.
2.15Other Expenditures. Any reasonable direct expenditure, other than expenditures that are covered by the foregoing provisions, incurred by the Manager for the necessary and proper conduct of Operations.
ARTICLE III
BASIS OF CHARGES TO BUSINESS ACCOUNT
3.1Purchases. Material purchased and services procured from third parties shall be charged to the Business Account by the Manager at invoiced cost, including applicable transfer Taxes, less all discounts taken. If any Material is determined to be defective or is returned to a vendor for any other reason, the Manager shall credit the Business Account when an adjustment is received from the vendor.
Exhibit B – Accounting Procedure – Page 4

3.2Material Furnished by the Manager or a Member. Any Material furnished by the Manager or any Member from its stocks or distributed to either Member by the Company shall be priced on the following basis:
(a)New Material: New Material transferred from the Manager or Member shall be priced F.O.B. the nearest reputable supply store or railway receiving point, where similar Material is available, at the current replacement cost of the same kind of Material, exclusive of any available cash discounts, at the time of the transfer (the “New Price”).
(b)Used Material.
(i)Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced as follows:
(A)Used Material transferred by the Manager or a Member shall be priced at 75% of the New Price for such Material;
(B)Used Material distributed to either Member shall be priced (1) at 75% of the New Price for such Material, if such Material was originally charged to the Business Account as new Material, or (2) at 65% of the New Price for such Material if such Material was originally charged to the Business Account as good used Material at 75% of the New Price.
(ii)Other used Material that, after reconditioning will be further serviceable for original function as good secondhand Material, or that is serviceable for original function but not substantially suitable for reconditioning, shall be priced at 50% of the New Price for such Material. The cost of any reconditioning shall be borne by the transferee.
(iii)All other Material, including junk, shall be priced at a value commensurate with its use or at prevailing prices. Material no longer suitable for its original purpose but usable for some other purpose shall be priced on a basis comparable with items normally used for such other purposes.
(c)Obsolete Material. Any Material that is serviceable and usable for its original function, but its condition is not sufficient to justify a price as provided above shall be priced by the Management Committee. Such price shall be set at a level that will result in a charge to the Business Account equal to the value of the service to be rendered by such Material.
3.3Premium Prices. Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual circumstances over which the Manager has no control, the Manager may charge the Business Account for the required Material on the basis of the Manager’s direct cost and expenses incurred in procuring such Material and making it suitable for use. The Manager shall give Notice of the proposed charge to the Company before the time when such charge is to be billed to the Members, whereupon any Member shall have the right, by providing Notice to the Manager within 10 days after the delivery of the Notice from the Manager, to furnish at the usual receiving point all or part of its proportionate share, based on Percentage Interests, of Material suitable for use and acceptable to the Manager.
3.4Warranty of Material Furnished by the Manager or Members. Neither the Manager nor any Member warrants the Material furnished beyond any dealer’s or manufacturer’s warranty and no credits shall be made to the Business Account for defective Material until adjustments are received by the Manager from the dealer, manufacturer or their respective agents.
Exhibit B – Accounting Procedure – Page 5

ARTICLE IV
DISPOSAL OF MATERIAL
4.1Disposition Generally. The Manager shall have no obligation to purchase any surplus Material from the Company. The Management Committee shall determine the disposition of major items of surplus Material; provided, the Manager shall have the right to dispose of normal accumulations of junk and scrap Material either by sale or by distributing such Material to the Members as provided in Section 4.2.
4.2Distribution to Members. Any Material to be distributed to the Members shall be made in proportion to their respective Percentage Interests, and corresponding credits shall be made to the Business Account on the basis provided in Section 3.2.
4.3Sales. Sales of Material to third parties shall be credited to the Business Account at the net amount received. Any damages or claims by the Purchaser shall be charged back to the Business Account if and when paid.
ARTICLE V
INVENTORIES
5.1Periodic Inventories, Notice and Representations. At reasonable intervals, physical inventories shall be taken by the Manager, which shall include all such Material as is ordinarily considered controllable by operators of mining properties. The expense of conducting such periodic physical inventories shall be charged to the Business Account. The Manager shall give Notice to the Members of its intent to take any physical inventory at least 30 days before such physical inventory is scheduled to occur. A Member shall be deemed to have accepted the results of any physical inventory taken by the Manager if the Member fails to be represented at the taking of such physical inventory.
Exhibit B – Accounting Procedure – Page 6

EXHIBIT C

Tax Matters
This Exhibit C shall govern the relationship of the Members and the Company with respect to tax matters and the other matters addressed in this Exhibit C.
ARTICLE I
PARTNERSHIP REPRESENTATIVE
1.1In General. The Manager will be designated, and will be specifically authorized to act as, the “partnership representative” (the “Partnership Representative”) under section 6223 of the Code (or any successor thereto), and the Partnership Representative will apply the provisions of subchapter C of Chapter 63 of the Code (or any successor rules thereto) with respect to any audit, imputed underpayment, other adjustment, or any such decision or action by the Internal Revenue Service with respect to the Company or the Members for such taxable years, in the manner determined by the Partnership Representative, as approved by the Management Committee. The Partnership Representative shall, if required, appoint a “designated individual” for each taxable year (as described in Treasury Regulations section 301.6223-1(b)(3)(ii)) (the “Designated Individual”). The Partnership Representative may require that, as a condition of an individual’s appointment as a designated individual, the Designated Individual shall agree that Partnership Representative may, in its sole discretion, cause the Designated Individual to resign at any time that the Partnership Representative elects. For the avoidance of doubt, the Partnership Representative may, as approved by the Management Committee, elect to apply section 6221(b) or section 6226 of the Code or elect to file an administrative adjustment pursuant to section 6227 of the Code, in the manner determined by the Partnership Representative and approved by the Management Committee. In furtherance of the foregoing, the Partnership Representative hereby is permitted and authorized (w) to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, (x) subject to the terms of this Agreement, to make all elections, decisions, and determinations in respect of such examinations and proceedings (including settlements or other resolutions thereof), (y) to expend funds of the Company for professional services reasonably incurred in connection therewith, and (z) to take such other actions and make such other decisions reasonably incidental to the foregoing. The Partnership Representative will use its commercially reasonable efforts to inform the Members promptly of any tax deficiencies assessed by any taxing authority against the Company or the Members. Each Member does hereby agree to indemnify and hold harmless the Company from and against any liability with respect to its share of any tax deficiency paid or payable by the Company that is allocable to the Member (as reasonably determined by the Management Committee) with respect to an audited or reviewed taxable year for which such Member was a Member (for the avoidance of doubt, including any applicable interest and penalties). The obligations set forth in this Section 1.1 will survive such Member’s ceasing to be a Member of the Company and/or the termination, dissolution, liquidation and winding up of the Company.
1.2Cooperation. Each Member will provide such cooperation and assistance, including but not limited to executing and filing forms or other statements and providing information about the Member, as is reasonably requested by the Partnership Representative, at such time or times and from time to time as the Partnership Representative may reasonably request, to enable the Company to satisfy any applicable tax reporting or compliance requirements, to make any tax election or to qualify for an exception from or reduced rate of tax or other tax benefit or be relieved of liability for any tax regardless of whether such requirement, tax benefit or tax liability existed on the date such Member was admitted to the Company. If a
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Member fails to provide any such forms, statements, or other information requested by the Partnership Representative, such Member will be required to indemnify the Company for the share of any tax deficiency paid or payable by the Company that is due to such failure (as reasonably determined by the Management Committee). The obligations set forth in this Section 1.2 will survive such Member’s ceasing to be a Member in the Company and/or the termination, dissolution, liquidation and winding up of the Company.
ARTICLE II
PARTNERSHIP TAX STATUS; TAX ELECTIONS
2.1Partnership Tax Status. The Members intend to create a partnership for United States federal and state income tax purposes, and, unless otherwise agreed by all of the Members, no Member shall take any action to change the status of the Company as a partnership under Treasury Regulations section 1.7701-3 or similar provision of state Law; provided, however, that nothing in this Agreement shall be deemed to create a partnership for any other purpose. The Manager shall file with the appropriate office of the Internal Revenue Service a return of partnership income for the Company (Form 1065), and file with the appropriate offices of state agencies any required partnership state income tax or informational returns. Each Member shall furnish to the Manager any information it may have relating to the Company or Operations as shall be required for the proper preparation of these returns. The Manager shall furnish to the other Members for their review and comment a copy of each proposed income tax return (including all schedules and supporting work papers) at least two weeks before the date the return is filed. The Manager shall promptly provide to the Members all information reasonably requested by any Member to calculate estimated tax payments and prepare tax return extensions.
2.2Tax Elections
(a)Required Company Elections. The Company shall make the following elections for all partnership income tax returns:
(i)to use the accrual method of accounting.
(ii)to use as its taxable year the calendar year ending December 31 (and each Member represents for this purpose that its taxable year ends on December 31);
(iii)to deduct currently all development expenses to the extent possible under section 616(a) of the Code or, at the election of the Management Committee, to defer such expenses under Section 616(b) of the Code;
(iv)unless the Members unanimously agree otherwise, to compute the allowance for depreciation for all depreciable Assets using the maximum allowable accelerated method and the shortest permissible life or, at the election of the Manager, using the units of production method of depreciation;
(v)to make an election to adjust the basis of Company property with respect to a Member under section 754 of the Code at the request of the Member; and
(vi)to amortize over the shortest permissible period all organizational expenditures and business start-up expenses under sections 195 and 709 of the Code.
(b)Other Company Elections. Except as provided in Section 2.2(a), elections required or permitted to be made by the Company under the Code or any state tax law shall be made as determined by the Management Committee.
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(c)Member Elections. Each Member shall elect under section 617(a) of the Code to deduct currently all exploration expenses. Each Member reserves the right to capitalize its share of development and exploration expenses of the Company in accordance with section 59(e) of the Code, provided that a Member’s election to capitalize all or any portion of these expenses shall not affect the Member’s Capital Account.
ARTICLE III
ALLOCATIONS OF PROFITS AND LOSSES
3.1In General. This Article III provides for the allocation among the Members of items of Profit and Loss for purposes of crediting and debiting the Capital Accounts of the Members. Article IV provides for the allocation among the Members of taxable income and tax losses.
3.2Allocations to Members. Except as provided in Section 3.3, all items of Profit and Loss shall be allocated among the Members as follows:
(a)Exploration and Development Costs. Exploration expenses and development cost deductions shall be allocated among the Members in accordance with their respective contributions to such expenses and costs.
(b)Depreciation and Amortization. Depreciation and amortization deductions with respect to a depreciable Asset shall be allocated among the Members in accordance with their respective contributions to the adjusted basis of the Asset that gives rise to the depreciation, amortization or loss deduction.
(c)Production and Operating Costs. Production and operating cost deductions shall be allocated among the Members in accordance with their respective contributions to such costs.
(d)Depletion. Depletion deductions with respect to a depletable property shall be allocated among the Members in accordance with their respective contributions to the book value of the depletable property as determined for purposes of maintaining the Capital Accounts.
(e)Gross Income. Gross income (calculated after deduction of cost of goods sold) attributable to sales of enCore Product shall be allocated to enCore. Gross income (calculated after deduction of cost of goods sold) attributable to sales of Boss Product shall be allocated to Boss. Except as provided in Section 3.2(g), gross income on the sale of any other production shall be allocated in accordance with Percentage Interests.
(f)Sales of Depreciable or Depletable Assets. Except as provided in Section 3.2(g), items of Profit and Loss on the sale of a depreciable or depletable asset shall be allocated so that, to the extent possible, the net amount reflected in the Members’ Capital Account with respect to such property (taking into account the cost of such property, depreciation, amortization, depletion or other cost recovery deductions and other items of Profit or Loss) most closely reflects the Members’ Percentage Interests.
(g)Sales of All or Substantially All Assets. Items of Profit and Loss on the sale of all or substantially all the Assets of the Company shall be allocated so that, to the extent possible, the Members’ resulting Capital Account balances are in the same ratio as their relative Percentage Interests (“Balance Capital Accounts”) after taking into account the sale. In making the allocations under this Section 3.2(g), to the extent necessary to Balance Capital Accounts, Items of Profit and Loss shall be calculated on an asset-by-asset basis, and any property contributed by a Member shall be treated as a separate asset from the property contributed by or
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created with funds contributed by the other Member. If the Company does not have sufficient items of Profit and Loss to Balance Capital Accounts, the liquidator may take other actions under Section 9.5 of the Agreement as it determines are reasonably appropriate to Balance Capital Accounts, including reallocating items among the Members.
(h)Capitalization. Expenses and deductions allocable under the preceding provisions of this Section 3.2 may be required to be capitalized into production under section 263A of the Code, in which case the allocation of gross income on the sale of such production shall be adjusted, in any reasonable manner consistently applied by the Manager, so that the same net amount (subject to possible timing differences) is reflected in the Capital Accounts as if such expenses or deductions were instead deductible and allocated under the preceding provisions of this Section 3.2.
(i)Recapture of Exploration Expenses. Any recapture of exploration expenses under section 617(b)(1)(A) of the Code, and any disallowance of depletion under section 617(b)(1)(B) of the Code, shall be borne by the Members in the same manner as the related exploration expenses were allocated to, or claimed by, them.
(j)Other Losses. All items of Loss that are not otherwise allocated in this Section 3.2 shall be allocated among the Members in accordance with their respective contributions to the costs producing each such deduction or to the adjusted basis of the Asset producing each such other Loss.
(k)Other Profit. All items of Profit that are not otherwise allocated in this Section 3.2 shall be allocated to the Members in proportion to their respective Percentage Interests.
3.3Regulatory Allocations. Notwithstanding Sections 3.2 and 3.5:
(a)Elimination of Deficit Adjusted Capital Account Balance. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) that result in a deficit balance in the Member’s Capital Account (adjusted as provided below), items of Profit shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Capital Account deficit of such Member (as so adjusted) as quickly as possible. For the purposes of this Section 3.3(a), each Member’s Capital Account balance shall be increased by the sum of (i) the amount such Member is obligated to restore under any provision of the Agreement, and (ii) the amount such Member is deemed to be obligated to restore under the penultimate sentences of Treasury Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5).
(b)Decrease in Partnership Minimum Gain. If there is a net decrease in partnership minimum gain for a taxable year of the Company, each Member shall be allocated items of Profit for that year equal to that Member’s share of the net decrease in partnership minimum gain, all in accordance with Treasury Regulations section 1.704-2(f). If, during a taxable year of the Company, there is a net decrease in partner nonrecourse debt minimum gain, any Member with a share of that partner nonrecourse debt minimum gain as of the beginning of the year shall be allocated items of Profit for the year (and, if necessary, for succeeding years) equal to that partner’s share of the net decrease in partner nonrecourse debt minimum gain, all in accordance with Treasury Regulations section 1.704-2(i)(4). Under Treasury Regulations section 1.704-2(i)(1), deductions attributable to a “partner nonrecourse liability” shall be allocated to the Member that bears the economic risk of loss for such liability (or is treated as bearing such risk).
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(c)Allocations Causing Deficit Adjusted Capital Account Balance. If the allocation of deductions to either Member would cause such Member to have a deficit Capital Account balance at the end of any taxable year of the Company (after all other allocations provided for in this Article IV have been made and after giving effect to the adjustments described in the last sentence of Section 4.3(a)), such deductions shall instead be allocated to the other Member.
(d)Partner Nonrecourse Deductions. Items of Company loss, deduction and expenditures described in section 705(a)(2)(B) of the Code that are attributable to any nonrecourse debt of the Company and are characterized as partner nonrecourse deductions under Treasury Regulations section 1.704-2(i) shall be allocated to the Members’ Capital Accounts in accordance with Treasury Regulations section 1.704-2(i).
(e)Basis Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company asset under section 734(b) or 743(b) of the Code is required under Treasury Regulations section 1.704-1(b)(2)(iv)(m)(2) or section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Membership Interest, the amount of the adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their Percentage Interests if Treasury Regulations section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made if Treasury Regulations section 1.704-1(b)(2)(iv)(m)(4) applies.
3.4Curative Allocations. The allocations in Section 3.3 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. The Members intend that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Profit or Loss under this Section 3.4. Accordingly, notwithstanding any other provisions of this Article III (other than the Regulatory Allocations), the Manager shall, in a manner approved by the Management Committee, make such offsetting special allocations of items of Profit or Loss in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all items were allocated under Section 3.2 without regard to Section 3.3.
3.5Other Allocation Rules.
(a)Determination of Profits and Losses. Items of Profit or Loss allocable to any period shall be determined on a daily, monthly, or other basis, as determined by the Manager using any permissible method under Code section 706 and the related Treasury Regulations.
(b)Changes in Percentage Interests. If the Members’ Percentage Interests change during any taxable year of the Company, the distributive share of items of Profit or Loss of each Member shall be determined in any manner (i) permitted by section 706 of the Code, and (ii)determined by the Management Committee. If the Management Committee cannot agree on a method, items of Profit and Loss shall be allocated in accordance with the interim closing-of-the-books method.
(c)Certain Allocations. For purposes of this Article III, items financed through indebtedness of, or from revenues of, the Company shall be treated as funded from contributions made by the Members to the Company in accordance with their Percentage Interests. “Nonrecourse deductions,” as defined by Treasury Regulations section 1.704-2(b)(1) shall be allocated among the Members in proportion to their respective Percentage Interests.
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ARTICLE IV
TAX ALLOCATIONS
4.1Tax Allocations. Except as provided in Sections 4.2, 4.3 and 4.4, items of taxable income, deduction, gain and loss shall be allocated in accordance with the principles of Section 3.2.
4.2Recapture of Tax Deductions. Recapture of tax deductions arising out of a disposition of property shall, to the extent consistent with the allocations for tax purposes of the gain or amount realized giving rise to such recapture, be allocated to the Members in the same proportions as the recaptured deductions were originally allocated or claimed.
4.3Allocation of Section 704(c) Items. To the extent required by section 704(c) of the Code, income, gain, loss, and deduction (including depreciation, depletion and amortization), as determined for tax purposes, with respect to property contributed to the Company by a Member and with respect to property revalued in accordance with Treasury Regulations section 1.704-1(b)(2)(iv)(f) (collectively referred to as “Adjusted Properties”) shall be allocated among the Members so as to take account of the variation between the adjusted tax basis of the Adjusted Property to the Company and its fair market value at the time of contribution or revaluation in accordance with the provisions of sections 704(b) and 704(c) of the Code. The Members intend that Section 704(c) shall effect no allocations of tax items that are different from allocations according to the principles of Section 3.2; provided that the gain or loss on the sale of property contributed to Company shall be allocated to the contributing Party to the extent of built-in gain or loss, respectively, as determined under Treasury Regulation section 1.704-3(a). The Members intend that the allocations provided by the preceding sentence constitute a “reasonable method” that is consistent with the purposes of Section 704(c) of the Code, within the meaning of Treasury Regulations Section 1.704-3(a)(1). However, to the extent that allocations of tax items are required under section 704(c) of the Code to be made other than in accordance with the allocations under Sections 3.2, 3.3 and 3.4 of the corresponding items for Capital Account purposes, section 704(c) shall be applied in accordance with the available allocation method that the Management Committee reasonably determines most closely approximates the allocations under this Exhibit C.
4.4Depletion Deductions. Excess percentage depletion deductions with respect to depletable property shall be allocated to the Members in accordance with the allocation of gross income from the property from which such deductions are derived. The term “excess percentage depletion” shall mean the excess, if any, of deductions for percentage depletion as determined for tax purposes over the adjusted basis of the depletable property. Depletion deductions with respect to contributed property shall be determined without regard to any portion of the property’s basis that is attributable to pre-contribution expenditures by the contributing Member that were capitalized by the contributing Member under Code sections 616(b), 59(e) and 291(b). To the extent cost depletion exceeds percentage depletion, deductions attributable to pre-contribution expenditures by contributing Member shall be calculated under such Code sections as if the contributing Member continued to own the depletable property to which such deductions are attributable, and such deductions shall be reported by the Company and shall be allocated solely to that contributing Member.
4.5Integration With Section 754 Election. All items of income, gain, loss, deduction and credits recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof and all basis allocations to the Members shall be determined without regard to any election under section 754 of the Code that may be made by the Company; provided, however, such allocations, once made, shall be adjusted as necessary or appropriate to take into account the adjustments permitted by sections 734 and 743 of the Code.
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4.6Allocation of Tax Credits. The tax credits, if any, with respect to the Company’s property or operations shall be allocated among the Members in accordance with Treasury Regulations section 1.704-1(b)(4)(ii).
ARTICLE V
CAPITAL ACCOUNTS
5.1Capital Accounts. The Manager shall maintain a separate capital account for each Member and such other Member accounts as may be necessary or desirable to comply with the requirements of applicable Laws (“Capital Accounts”).
(a)Maintenance of Capital Accounts. Each Member’s Capital Account shall be maintained in accordance with the provisions of Treasury Regulations section 1.704-1(b)(2)(iv).
(b)Book--Tax Difference. If the Capital Accounts of the Members are computed with reference to the book value of any Asset that is different than the adjusted tax basis of the Asset, then the Capital Accounts of the Members shall be adjusted for depreciation, depletion, amortization and gain or loss as computed for book purposes with respect to the Asset under Treasury Regulations section 1.704-1(b)(2)(iv)(g). The amount of book depreciation, depletion, or amortization for a period with respect to an item of property of the Company shall be the amount that bears the same relationship to the book value of such property (as determined for purposes of maintaining Capital Accounts) as the depreciation (or cost recovery deduction), depletion, or amortization computed for tax purposes with respect to such property for such period bears to the adjusted tax basis of such property; provided that, if such property has a zero adjusted tax basis, the book depreciation, depletion, or amortization may be determined under any reasonable method selected by the Management Committee; and provided further that the amount of book depletion with respect to a depletable property shall not exceed the book value of such property (as determined for purposes of maintaining the Capital Accounts).
(c)Transfer of Interest. If any interest in the Company is Transferred, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred interest.
(d)Distributions of Property. If any property, other than money, is distributed to a Member, the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized items of Profit and Loss inherent in the distributed property (that has not been reflected previously in the Capital Accounts) would be allocated among the Members if there was a taxable disposition of the distributed property for the fair market value of the property on the date of the distribution taking into account section 7701(g) of the Code. For this purpose, the fair market value of the distributed property shall be determined under Section 5.3.
(e)Depletable Properties. For purposes of maintaining Capital Accounts, the Company’s deductions with respect to contributed property in each year for depletion, deferred development expenditures under section 616(b) of the Code attributable to pre-contribution expenditures, amortization under section 291(b) of the Code attributable to pre-contribution expenditures, and amortization under section 59(e) of the Code attributable to pre-contribution expenditures shall be (i) the amount of the corresponding item determined for tax purposes under Section 4.4; multiplied by (ii) the ratio of (A) the book value at which the contributed property is recorded in the Capital Accounts, to (B) the adjusted tax basis of the contributed property (including basis resulting from capitalization of pre-contribution development expenditures under Code sections 616(b), 291(b), and 59(e)).
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(f)Restatement of Capital Accounts. As determined by the Management Committee, upon the occurrence of an event described in Treasury Regulations section 1.704-1(b)(2)(iv)(f)(5), the Capital Accounts of the Members shall be restated under Treasury Regulations section 1.704-1(b)(2)(iv)(f) to reflect the manner in which unrealized items of Profit and Loss inherent in the Assets (that previously has not been reflected in the Capital Accounts) would be allocated among the Members if the Assets were sold in a taxable disposition for their fair market values as determined under Section 5.3; provided that the Capital Accounts of the initially admitted Members shall not be adjusted pursuant to this sentence in connection with their Initial Contributions. For purposes of Section 3.2, a Member shall be treated as contributing the portion of the book value of any property that is credited to the Member’s Capital Account under the preceding sentence. After a revaluation under this Section 5.1(f), each Member’s share of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to property that has been revalued under this Section 5.1(f) shall be determined in accordance with the principles of Code section 704(c) as applied under Section 4.3.
5.2Liquidation. After the dissolution, and effective upon the liquidation of the Company, the liquidator shall cause the Capital Accounts of the Members to be restated in accordance with Section 5.1(f) to reflect any items of Profit or Loss that would be realized by the Company and allocated to the Members under Article III if the Assets were sold at the time of liquidation for their fair market values as determined under Section 5.3.
5.3Fair Market Values. For purposes of Sections 5.1(d), 5.1(f) and 5.2, the fair market values of any Assets as of the time of determination shall be determined by the Management Committee.
5.4Modifications. This Article V and the other provisions of this Exhibit C relating to the maintenance of Capital Accounts and allocations of items of Profit and Loss are intended to comply with Treasury Regulations section 1.704-1(b), and shall be interpreted and applied in a manner consistent with those Treasury Regulations. If the Management Committee determines that it is prudent to modify the manner in which Capital Accounts, or any debits or credits to Capital Accounts, are computed in order to comply with those Treasury Regulations, then the Management Committee may make the prudent modifications if the modifications are not likely to have a material effect on the amount distributable to any Member upon liquidation of the Company under Section 7.2 of the Agreement.

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EXHIBIT D

Insurance
(Intentionally Omitted.)
Exhibit D – Insurance: Page 1

EXHIBIT E

Initial Program and Budget

(Intentionally Omitted.)
Exhibit E – Initial Program and Budget: Page 1

EXHIBIT F

Variable Costs
(Intentionally Omitted.)

Exhibit F – Variable Costs: Page 1